Exhibit (a)(1)(A)

BAZAARVOICE, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

This document constitutes part of the prospectus relating to the 2012 Equity Incentive Plan and 2005 Stock Plan

covering securities that have been registered under the Securities Act of 1933, as amended.

July 5, 2016

BAZAARVOICE, INC.

Offer to Exchange Certain Outstanding Options for New Options

This offer and withdrawal rights will expire at 11:00 p.m., Central Time,

on August 2, 2016 unless we extend the expiration date.

By this offer, Bazaarvoice, Inc. ( “Bazaarvoice,” the “Company,” “we,” “our” or “us”) is giving eligible employees of Bazaarvoice the opportunity to exchange some or all of their outstanding options granted under our 2012 Equity Incentive Plan (the “2012 Plan”) or our 2005 Stock Plan with an exercise price greater than $6.11 per share (which is the 52-week high of our share price preceding the date of this offer), whether vested or unvested, for lesser number of new options with an exercise price per share equal to the fair market value on the new option grant date, which will be the day this offer expires. If you participate in the offer, the number of new options you receive will depend on the exercise price of the eligible options that you elect to exchange.

You are an eligible option holder if you are an employee of Bazaarvoice in the United States or the United Kingdom as of the start of the offer and remain a United States or United Kingdom resident employee of Bazaarvoice through the expiration of the offer and the new option grant date. Our executive officers and the members of our board of directors are not eligible to participate in the offer.

We will grant new options following the expiration of the offer but on the same U.S. calendar day on which we cancel the exchanged options (the “new option grant date”). We expect the new option grant date to be August 2, 2016. If the offer’s expiration date is extended, the new option grant date similarly will be delayed. The new options will be granted under the terms of the 2012 Plan.

The number of eligible options that an eligible employee must surrender to obtain each new option is called the “exchange ratio.” The exchange ratio will require an employee to exchange a larger number of eligible options for a smaller number of new options. The Compensation Committee of our Board of Directors (the “Board”) has established three exchange ratios, each applying to underlying eligible options having exercise prices within a specified range. The exchange ratios for the higher-exercise price tiers are greater than the exchange ratios for the lower-exercise price tiers.

The new options will be subject to a new vesting schedule even if the exchanged options were fully or partially vested. The new options will vest in equal annual installments over the two (2)-year period following the new option grant date. The vesting schedule of the new options is detailed in Section 9 of this Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”). Vesting of the new options is conditioned upon your continued employment or other service with us or our successor (or any subsidiary) through each applicable vesting date.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “BV.” On June 30, 2016, the closing price of our common stock was $4.01 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 16 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must submit your election via the offer website at the website address: www.equitytool.com/ispadvisors/bazaarvoice (our preferred method), or deliver a completed election form via facsimile or e-mail (via attachment of a PDF or similar imaged document file) on or before 11:00 p.m., Central Time, on August 2, 2016 to:

Kin Gill, Chief Legal Officer, General Counsel and Secretary

Bazaarvoice, Inc.

Fax: 512-853-2182

E-mail: optionexchange@bazaarvoice.com

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Talon (the third party we have engaged to assist with the implementation of the offer) and/or Bazaarvoice by the deadline will be accepted. Responses submitted by any other means, including hand delivery, inter-office mail, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

Kin Gill, Chief Legal Officer, General Counsel and Secretary

Bazaarvoice, Inc.

10901 Stonelake Blvd.

Austin, Texas 78759

Phone: (512) 551-6094

E-mail: optionexchange@bazaarvoice.com

Offer to Exchange dated July 5, 2016

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the e-mail from Gene Austin, our Chief Executive Officer, dated July 5, 2016, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible option holders to exchange outstanding options that were granted under the Plans and have an exercise price greater than $6.11 per share (the 52-week high of our per share stock price) for new options with an exercise price equal to the fair market value of our common stock on the new option grant date.

The following are some terms that are frequently used in this Offer to Exchange.

•	“52-week high” refers to the highest trading price of our common stock on the NASDAQ Global Select Market for the 52 weeks preceding July 5, 2016.

•	“2012 Plan” refers to our 2012 Equity Incentive Plan.

•	“cancellation date” refers to the same U.S. calendar day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be August 2, 2016. If the expiration date is extended, then the cancellation date similarly will be delayed.

•	“common stock” refers to Bazaarvoice, Inc. common stock.

•	“eligible option grant” refers to all of the eligible options issued by Bazaarvoice to an individual that are part of the same grant and subject to the same option agreement.

•	“eligible option holder” refers to an employee of Bazaarvoice or a subsidiary residing in the United States or the United Kingdom (but not including our executive officers, advisors or other non-employee service providers) as of the start of the offer, and who remains an employee of Bazaarvoice or a subsidiary residing in the United States or the United Kingdom through the expiration of the offer and the new option grant date. Our executive officers and members of our board of directors are not eligible option holders and may not participate in the offer.

•	“eligible options” refers to options to purchase shares of Bazaarvoice’s common stock held by an eligible option holder that (i) have an exercise price greater than $6.11 per share (the 52-week high of our share price) and (ii) remain outstanding and unexercised as of the expiration date.

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•	“expiration date” refers to the date and time that this offer expires. We expect that the expiration date will be August 2, 2016, at 11:00 p.m., Central Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“executive officers” refers to those officers of Bazaarvoice listed on Schedule A to this Offer to Exchange.

•	“new option grant date” refers to the date that is the same U.S. calendar date as the expiration date and the cancellation date. This is the date when new options will be granted. We expect that the new option grant date will be August 2, 2016. If the expiration date is extended, then the new option grant date similarly will be delayed.

•	“new options” refers to the new options granted pursuant to this offer that replace your exchanged options. New options will be granted on the new option grant date pursuant to the 2012 Plan and will be subject to the terms and conditions of a new option agreement between you and the Company.

•	“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on July 5, 2016, and we expect it to end at 11:00 p.m., Central Time, on August 2, 2016.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for New Options.

•	option exchange analysis tool” refers to a tool prepared by Talon which allows eligible option holders to enter hypothetical future stock prices and see their effect on the potential future values of your eligible options or new options. The option exchange analysis tool is available on the offer website at: www.equitytool.com/ispadvisors/bazaarvoice. The option exchange analysis tool does not calculate the actual or future value of eligible options or new options, as the values generated by the tool depends on your estimate of the future value of our common stock and does not take into account all relevant factors that may affect the actual value of your eligible options or new options, such as taxes, vesting, termination of your employment or the actual time of option exercise. Further, the future value of our common stock is unknown, indeterminable and cannot be predicted with certainty. Note that the option exchange analysis tool is being provided to you solely for your convenience, for purposes of providing limited mathematical simulations of the potential value that could be received from exchanging your eligible options for the grant of the new options. The option exchange analysis tool does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The option exchange analysis tool is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer.

•	“options” refer to options to purchase shares of Bazaarvoice common stock.

•	“Plans” refers to our 2012 Plan and/or our 2005 Stock Plan.

•	“Talon” refers to Talon Financial Technologies, a specialized provider of employee equity plan services that we have engaged to assist with the implementation of the offer.

Q2.	How do I participate in this offer?

A2.	You may elect to participate in two ways: (i) through the offer website (our preferred method), or (ii) by submitting your election form via facsimile or e-mail. (See Section 4)

Electing Through the Offer Website:

1. To access the offer website, go to www.equitytool.com/ispadvisors/bazaarvoice. To log into the site, enter your Bazaarvoice email address and the password that you received in the e-mail from optionexchange@bazaarvoice.com on July 5, 2016 and select the “Login” button. You will then be asked to create a permanent password. If you do not know your password, you may follow the link at the bottom of the login page or contact Bazaarvoice at optionexchange@bazaarvoice.com.

2. You will be directed to the Stock Option Exchange Offer welcome page, where you may access the various documents relating to the offer, such as this offer to exchange and the election form.

3. Click on the “My Grants” button at the top of the welcome page, where you can view your eligible options and access the option exchange analysis tool, which will enable you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible options or new options.

4. To make your election, indicate the eligible options that you would like to exchange by selecting “Exchange” or “Do Not Exchange” next to the eligible option grants.

5. Click on the “Submit” button to finalize your election.

6. After you submit your election, you will be directed to the “Election Confirmation Statement” page. Print and save a copy of the confirmation for your records.

Your election must be received by Talon (the third party we have engaged to assist with the implementation of the offer) on or before the expiration date, currently expected to be 11:00 p.m., Central Time, on August 2, 2016.

Electing via Facsimile or E-mail:

Although we encourage you to submit your election electronically via the offer website, if you are unable to do so or if you choose not to utilize the offer website acceptance process, you may submit your election by sending your acceptance by facsimile or e-mail by using the fax number or e-mail address provided below. You do not need to submit an election by facsimile or e-mail if you accept the offer via the offer website. To send your election by facsimile or e-mail, you must do the following on or before 11:00 p.m., Central Time, on the expiration date, currently expected to be August 2, 2016:

1. Properly complete and sign the election form attached to the launch email dated July 5, 2016, announcing this offer.

2. Deliver the completed and signed election form via facsimile or e-mail (via attachment of a PDF or similar imaged document file) to:

Kin Gill, Chief Legal Officer, General Counsel and Secretary

Bazaarvoice, Inc.

Fax: 512-853-2182

E-mail: optionexchange@Bazaarvoice.com

General Information:

If you elect to exchange any eligible option grant in this offer, you must elect to exchange all unexercised shares subject to such eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of your eligible option grants without having to exchange all of your eligible option grants. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, please refer to the grant information available on the offer website at: www.equitytool.com/ispadvisors/bazaarvoice, which lists your eligible option grants, the grant date of your eligible options, the number of your eligible options that are vested and unvested, the exercise price of your eligible options and the number of unexercised shares subject to your eligible options.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 8:00 a.m., Central Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including elections and withdrawals, is at your risk. We intend to confirm the receipt of your election and/or any withdrawal by e-mail within two (2) U.S. business days if your election or withdrawal was received by us via facsimile or e-mail. Please note that if you submit an election or withdrawal form via facsimile or e-mail within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent us from providing a confirmation by e-mail prior to the expiration of the offer. Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation” page after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that Bazaarvoice and/or Talon received your election and/or any withdrawal. Only responses that are properly completed and actually received by Bazaarvoice or Talon by the deadline will be accepted. Responses submitted by any other means, including hand delivery, inter-office mail or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4)

Q3.	How many new options will I receive for the options that I exchange?

A3.	The Compensation Committee, in connection with its independent consultant, established three exchange ratios, each applicable to a specified range of eligible option exercise prices. The number of new options that you receive will depend on the exercise price of your exchanged options, as follows:

Per Share Exercise Price of Eligible Options	New Options for Exchanged Options
$6.11-$6.99	One (1) new option for every one and five tenths (1.5) exchanged options.
$7.00-$9.99	One (1) new option for every two and five tenths (2.5) exchanged options.
$10.00-$18.99	One (1) new option for every six (6.0) exchanged options.

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one (1) share of our common stock. For purposes of applying the exchange ratios, fractional new options will be rounded to the nearest whole share (a fractional share greater than or equal to 0.5 is rounded up to the nearest whole share and a fractional share less than 0.5 is rounded down to the nearest whole share) on a grant-by-grant basis. (See Section 2)

Please note: The exchange ratios apply to each of your eligible option grants separately, based on their exercise prices. This means that the various eligible options you hold may be subject to different exchange ratios. (See Section 2)

Example

If you exchange an eligible option grant covering 1,000 shares with an exercise price of $6.50, on the new option grant date you will receive new options to purchase 667 shares. This is equal to the 1,000 shares divided by 1.5 (the exchange ratio for eligible options with an exercise price within the range of $6.11 through $6.99) and rounded to the nearest whole new option.

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an employee of Bazaarvoice resident in the United States or the United Kingdom at the time of this offer and you continue to be employed by Bazaarvoice in the United States or the United Kingdom through the new option grant date. Our executive officers, members of our board of directors and other non-employee service providers may not participate in the offer. (See Section 1)

Q5.	Why is Bazaarvoice making this offer?

A5.

We are making this offer to restore the intended retention and incentive value of certain of our equity awards held by our eligible employee option holders. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to employees of Bazaarvoice and its subsidiaries. For a number of reasons, the market price of our common stock has declined, and a substantial majority of our employee option holders have option exercise prices that are higher than the current market price of our common stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to receive new options that have a greater retention value because such new options are more likely to provide a positive return in the future than the underwater options. (See Section 3)

Q6.	Which of my options are eligible for exchange?

A6.	If you are an eligible option holder, your eligible options are those options to purchase shares of common stock of Bazaarvoice that have an exercise price greater than $6.11 per share (the 52-week high of our share price), and remain outstanding and unexercised as of the expiration date, currently expected to be August 2, 2016. The offer website at www.equitytool.com/ispadvisors/bazaarvoice lists your eligible option grants, the grant date of your eligible options, the number of your eligible options that are vested and unvested, the exercise price of your eligible options and the number of unexercised shares subject to your eligible options. (See Section 2)

Q7.	Are there circumstances under which I would not be granted new options?

A7.	Yes. If, for any reason, you no longer are an employee of Bazaarvoice resident in the United States or the United Kingdom on the new option grant date, you will not receive any new options. Instead, you will keep your current eligible options and the options will vest and expire in accordance with their original terms. Except as provided by the employment laws of the jurisdiction in which you are employed and/or any employment agreement between you and Bazaarvoice, your employment with Bazaarvoice will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1)

Moreover, even if we accept your eligible options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in the SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time. (See Section 13)

In addition, if you hold an eligible option grant that expires after the commencement of, but before the cancellation of options under this offer, that particular option grant is not eligible for exchange. As a result, if you hold an eligible option grant that expires before the currently scheduled cancellation date or an extended cancellation date, those options will not be eligible for exchange and will continue to be governed by their original terms. (See Section 15)

Q8.	Am I required to participate in this option exchange?

A8.	No. Participation in this offer is completely voluntary. (See Section 2)

Q9.	What resources are available to assist with my decision regarding whether or not to participate in this option exchange?

A9.

You should carefully review the information contained in this Offer to Exchange, including the country-specific tax disclosures and supplemental exhibits. In addition, the offer website contains a tool prepared by Talon, called the “option exchange analysis tool,” which allows you to enter hypothetical future stock prices and their effect on the potential future values of your eligible options or new options. Note that this tool will not calculate the actual or future value of eligible options or new options, as the tool depends on your estimate of the future value of our common stock and does not take into account all relevant factors that may affect the actual value of your eligible options or new options, such as taxes, vesting, termination of your employment or the actual time of option exercise. Further, the future value of our common stock is unknown, indeterminable and cannot be predicted with certainty. The option exchange analysis tool is being provided to you solely for your convenience, for purposes of providing limited mathematical simulations of the potential value that could be received from exchanging your eligible options for new options. The option exchange analysis tool does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The option exchange analysis tool is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer. (See Section 4)

Q10.	When will my new options vest and be exercisable?

A10.	Your new options will vest according to the vesting schedule below, subject to you continuing to be an employee of Bazaarvoice or its successor (or any subsidiary) through each relevant vesting date and subject to the following:

Regardless of the vesting schedule of your exchanged options and whether they are currently vested or unvested, the vesting schedule of the new options will be as follows:

•	1/2 of the shares subject to the new options will vest on the first anniversary of the new option grant date.

•	1/2 of the shares subject to the new options will vest on the second anniversary of the new option grant date.

We expect the new option grant date will be August 2, 2016. Vesting of your new options is subject to the following conditions:

•	Vesting on any given vesting date is subject to your continued employment with Bazaarvoice or its successor (or any subsidiary) through that vesting date. If your employment terminates before your new options vest, your new options will expire. (See Section 1)

•	We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by vesting any fractional shares (and rounding up to the nearest whole number of new options) on the first vesting date and rounding down to the nearest whole number of new options that will vest on any subsequent vesting date, subject to your continued employment or other service with us or our successor (or any subsidiary) through each such date. (See Section 9)

Example

Assume that an eligible option holder elects to exchange an eligible option grant covering 1,000 shares with an exercise price of $6.50 per share. Assume that on August 2, 2016 (the expected expiration date of the offer), the eligible option holder surrenders the eligible options and, in accordance with the exchange ratios listed above, receives 667 new options. Subject to the eligible option holder continuing to be employed by Bazaarvoice through each such relevant date, the vesting schedule of the new options will be as follows:

Vesting Schedule

0 shares will be vested as of August 2, 2016.

334 shares (or approximately 1/2 of the new options) will be scheduled to vest on the first anniversary of the new option grant date.

333 shares (or approximately 1/2 of the new options) will be scheduled to vest on the second anniversary of the new option grant date.

Q11.	What will be the exercise price of my new options?

A11.	The exercise price per share of all new options will be equal to the closing price of our common stock as quoted by the NASDAQ Global Select Market on the new option grant date. (See Section 9)

Q12.	If I participate in this offer, do I have to exchange all of my eligible option grants?

A12.	No. You may choose which of your eligible option grants you wish to exchange. However, if you decide to participate in this offer and exchange an eligible option grant, you will exchange all shares subject to such eligible option grant. You may not elect to exchange only some of the shares covered by any particular eligible option grant. However, if you previously exercised an eligible option grant in part, you may elect to exchange the entire remaining unexercised potion of that grant. (See Section 2) You should note that we are not accepting partial tenders of eligible option grants, except that if you are an employee in the United States and hold eligible options issued in the United States covered by a domestic relations order (or comparable legal document as the result of the end of a marriage), you may tender only that portion of the eligible option grant that you beneficially own. (See Question and Answer 13)

Q13.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A13.	If you are an employee in the United States and have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) issued in the United States and a person who is not an employee of Bazaarvoice beneficially owns a portion of that eligible option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not an employee may not be exchanged in this offer (even if legal title to that portion of the eligible option grant is held by you and you are an eligible option holder).

For instance, if you are an eligible option holder in the United States and you hold an eligible option grant to purchase 3,000 shares that is subject to a domestic relations order issued in the United States, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the eligible option grant that you beneficially own covering the 1,500 unexercised shares, or you may elect not to participate in the offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant. (See Section 2)

Q14.	When will my exchanged options be cancelled?

A14.	Your exchanged options will be cancelled following the expiration of the offer but on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be August 2, 2016, unless the offer period is extended. (See Section 6)

Q15.	Will I be required to give up all of my rights under the exchanged options?

A15.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer but on the same U.S. calendar day as the expiration date, which we expect will be August 2, 2016. (See Section 6)

Q16.	When will I receive the new options?

A16.

We will grant the new options on the new option grant date. The new option grant date will be the same U.S. calendar day as the cancellation date. We expect the new option grant date will be August 2, 2016. If the expiration date is extended, the new option grant date similarly will be delayed. You will receive your new option agreement as soon as reasonably practical after the expiration of the offer. You may exercise the new options when and if your award vests. (See Section 6)

Q17.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A17.	No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your new options. Your new options will be granted to you on the same day that the exchanged options are cancelled. We expect that the new option grant date will be August 2, 2016. You will receive your new stock option agreement electronically. In order for your new options to vest, you will need to remain an employee of Bazaarvoice or its successor (or any subsidiary) through the applicable vesting date, as described in Question and Answer 10. (See Section 1)

Q18.	Will the terms and conditions of my new options be the same as my exchanged options?

A18.	No. The terms and conditions of your new options will be different from your exchanged options. Your new options will have a different exercise price as described in Question and Answer 11. Your new options will be granted under the 2012 Plan and will be subject to an option agreement. Our form of option agreement is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov. See Section 9 for more details on the terms and conditions of your new options. In addition, as discussed in Question and Answer 23, all of your new stock options will be nonstatutory stock options. (See Section 9)

Your new options will have a seven (7) year term from the new option grant date.

Further, the vesting schedule of your new options will be different from the vesting schedule of your exchanged options. (See Section 9)

Q19.	Can I exchange Bazaarvoice common stock that I acquired upon a prior exercise of Bazaarvoice options?

A19.	No. This offer relates only to certain outstanding options to purchase shares of Bazaarvoice common stock. You may not exchange shares of Bazaarvoice common stock you already own in this offer. (See Section 2)

Q20.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A20.	If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6 and the discussion under “Tax-Related Risks” of the potential impact of the offer on incentive stocks options.)

Q21.	How does Bazaarvoice determine whether an option has been properly tendered for exchange pursuant to this offer?

A21.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction which will be the courts of Travis County, Texas or the federal courts for the United States for the Western District of Texas. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. The offer will be governed by the laws of the State of Texas. We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any notice. (See Section 4)

Q22.	Will I have to pay taxes if I participate in the offer?

A22.	If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the new option grant date. However, you normally will have taxable income when you exercise your new options. Bazaarvoice will also typically have a tax withholding obligation at the time of exercise. The Company will satisfy tax withholding obligations, if applicable, in the manner specified in your option agreement. You also may have taxable capital gain or a capital loss when you sell the shares underlying the new options. Please see Section 14 for a reminder of the general tax consequences associated with your eligible options.

If you participate in the offer and are an employee residing in the United Kingdom (the only country outside of the United States where employees are eligible), please refer to Schedule C of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q23.	Will my new options be incentive stock options or nonstatutory stock options?

A23.	Your new options will be nonstatutory stock options regardless of whether your exchanged options are incentive stock options or nonstatutory stock options. (See Section 9)

You should consult with your tax advisor to discuss the personal consequences of nonstatutory stock options.

Q24.	What if Bazaarvoice is acquired by another company?

A24.	Although we currently are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any eligible option grants which you tendered for exchange and your options will be treated in accordance with the applicable Plan and relevant option agreement. Further, if Bazaarvoice is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no new options in exchange for them. If Bazaarvoice is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the purchase price or number of shares that will be subject to the new options. Under such circumstances, the type of security, the exercise price and the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

If we are acquired by or merge with another company, your exchanged options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options. (See “Risks that are Specific to this Offer” in the “Risks of Participating in the Offer” section of this Offer to Exchange)

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of Bazaarvoice before the completion of this offer. Termination of your employment or service for this or any other reason before the new option grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement and the terms of the 2012 Plan and your new option agreement. (See Section 9)

Q25.	Will I receive an option agreement for the new options?

A25.	Yes. All new options will be subject to an option agreement between you and Bazaarvoice, as well as to the terms and conditions of the 2012 Plan. The form of option agreement under the 2012 Plan to which your new options will be subject is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2012 Plan and the form of the option agreement under the 2012 Plan are available on the SEC website at www.sec.gov. (See Section 9)

Q26.	Are there any conditions to this offer?

A26.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Sections 2 and 7)

Q27.	If you extend or change the offer, how will you notify me?

A27.	If we extend or change this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 8:00 a.m., Central Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the offer, as applicable. (See Sections 2 and 16)

Q28.	Can I change my mind and withdraw from this offer?

A28.	Yes. You may change your mind after you have submitted an election form and withdraw some or all of your elected eligible option grants from the offer at any time before the expiration date (August 2, 2016). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date. The exception to this rule is that if we have not accepted your properly tendered awards by 11:00 p.m., Central Time, on August 30, 2016, you may withdraw your options at any time thereafter. (See Section 5)

Q29.	Can I change my mind about which options I want to exchange?

A29.	Yes. You may change your mind after you have submitted an election form and change the eligible option grants you elect to exchange at any time before the expiration date by making such election on the offer website at www.equitytool.com/ispadvisors/bazaarvoice (our preferred method), or completing and submitting a new election form to Kin Gill to add additional eligible options or a withdrawal form to Kin Gill to withdraw eligible options using the provided fax number or e-mail address. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date. Please be sure that any completed and new election form you submit includes all the eligible option grants for which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal. (See Section 4)

Q30.	How do I withdraw my election?

A30.	To withdraw some or all of the option grants that you previously elected to exchange, you must deliver a valid withdrawal for some or all of the option grants you wish to withdraw from the offer while you still have the right to withdraw the options. You may withdraw your eligible option grants in two ways: (i) through the offer website (our preferred method), or (ii) by submitting your withdrawal form via facsimile or e-mail. Any withdrawals must be made on or before 11:00 p.m., Central Time, on the expiration date, currently expected to be August 2, 2016. (See Section 5)

Withdrawal Through the Offer Website:

1. Go to go to www.equitytool.com/ispadvisors/bazaarvoice and enter your Bazaarvoice email address and the permanent password you created when you made your initial election. If you do not know your password, you may follow the link at the bottom of the login page or contact Bazaarvoice at optionexchange@bazaarvoice.com.

2. You will be directed to the Stock Option Exchange Offer welcome page, where you may access the various documents relating to the offer.

3. Click on the “My Grants” button at the top of the welcome page, which will reflect your initial election.

4. To withdraw or change your election, indicate the eligible options that you would like to exchange by selecting “Exchange” or “Do Not Exchange” next to the eligible option grants.

5. Click on the “Submit” button to finalize your revised election.

6. After you submit your withdrawal or revised election, you will be directed to the “Election Confirmation Statement” page. Print and save a copy of the confirmation for your records.

Withdrawal via Facsimile or E-mail:

Although we encourage you to submit your election electronically via the offer website, if you are unable to do so or if you choose not to utilize the offer website, you may submit your withdrawal by sending your withdrawal form by facsimile or e-mail by using the fax number or e-mail address provided below. You do not need to submit your withdrawal by facsimile or e-mail if you already have done so via the offer website. To send your withdrawal by facsimile or e-mail, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and attached withdrawal form via facsimile or e-mail (via attachment of a PDF or similar imaged document file) to:

Kin Gill, Chief Legal Officer, General Counsel and Secretary

Bazaarvoice, Inc.

Fax: 512-853-2182

E-mail: optionexchange@Bazaarvoice.com

(See Section 5)

Q31.	What if I withdraw my election and then decide again that I want to participate in this offer?

A31.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed election via the offer website (our preferred method) after the date of your withdrawal or by delivering a new, properly completed election form via facsimile or e-mail before the expiration date that is signed and dated after the date of your withdrawal. Any new election form you submit must include all of the eligible option grants for which you want to accept this offer. (See Question and Answer 2 and Section 5)

Q32.	Does Bazaarvoice make any recommendation as to whether I should exchange my eligible options?

A32.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many eligible option holders. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 16 for information regarding some of these risks), and there are no guarantees that you ultimately would not receive greater value from your eligible options than from the new options you will receive in exchange. You must make your own decision whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial advisor. (See Section 3)

Q33.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A33.	You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

Kin Gill, Chief Legal Officer, General Counsel and Secretary

Bazaarvoice, Inc.

10901 Stonelake Blvd.

Austin, Texas 78759

Phone: (512) 551-6094

E-mail: optionexchange@bazaarvoice.com

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. This list and the risk factors under the heading entitled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended April 30, 2016 filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

This offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding anticipated revenues and unit shipments, gross margins, operating expenses, inventory levels, tax rates, amortization of intangibles and stock-based compensation, liquidity and cash flow, business strategy, demand for our products, average selling prices, regional market growth, amount of sales to distributors and future competition. When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “seek” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K and 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your exchanged options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to the options, it is possible that, at some point in the future, your exchanged options would have been economically more valuable than the fewer number of new options granted pursuant to this offer. For example, if you exchange an eligible option grant for 1,000 shares with an exercise price of $7.00, you would receive 400 new options (determined by the applicable exchange ratio of one for 2.5). Assume for illustrative purposes only that the exercise price of your new options is $3.50 per share and the price of our common stock increases to $12.00 per share. Under this example, if you had kept your exchanged options, exercised them and immediately sold the shares for $12.00 per share, you would have realized pre-tax gain of $5,000, but if you exchanged your options, exercised your 400 new options and immediately sold the shares for $12.00 per share, you would realize a pre-tax gain of only $3,400.

If we are acquired by or merge with another company, your exchanged options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible option holders who did not participate in this offer and retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment with us terminates before your new options vest, you will not receive any value from your new options.

Your new options will be entirely unvested as of the new option grant date and will vest over a prescribed time period. You may not exercise the new options until they vest, and vesting requires that you remain employed with Bazaarvoice. If your employment terminates for any or no reason, your unvested new options will expire.

New options granted to you will be entirely unvested as of the new option grant date and subject to a new, two-year vesting schedule. This is true even if your exchanged options are fully vested. Vesting of your new options will require that your employment with Bazaarvoice or its successor (or a subsidiary) continues through each vesting date. If you do not remain an employee through the date your new options vest, you will not have the right to purchase the shares subject to those new options. Instead, your unvested new options generally will expire immediately upon your termination.

The new options could become underwater after they are granted.

The new options will have an exercise price per share equal to the closing price of our common stock as quoted by the NASDAQ Global Select Market on the new option grant date. If the trading price of our common stock decreases after the new option grant date, the exercise price of your new options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your new options. The trading price of our common stock has been volatile and there can be no assurances regarding the future price of our common stock or that the trading price of our common stock will increase after the new option grant date.

We will not grant new options to you if we are prohibited by applicable laws, rules, regulations or policies.

Even if we accept your tendered eligible options, we will not grant new options to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, SEC rules, regulations or policies or The NASDAQ Global Market listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting new options.

The exchange ratios applied in this offer may not accurately reflect the value of your eligible option and/or new option at the time of the offer.

We determined the exchange ratios for the eligible options in the offer based on a valuation method that we apply for accounting purposes and that relies on numerous assumptions. If a different method or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio for an eligible option may have varied from the applicable exchange ratio reflected in this offer. The valuation method that we used for establishing the exchange ratios is designed to estimate a fair value of options as of the date the exchange ratios were calculated and is not a prediction of the future value that might be realized through eligible options or new options. Furthermore, to reduce the complexity of the offer, we have applied a single exchange ratio to eligible options having different exercise prices falling within a specified range of prices. Accordingly, each exchange ratio reflects only an approximation of the values of eligible options falling within a single exercise price range, and the different exchanges ratios represent only approximations of the relative values of the eligible options falling within different exercise price ranges.

The estimated fair value of the new options that you receive may be less than the estimated fair value of the eligible options that you surrendered.

We have designed the offer with the intention of granting new options that do not result in significant additional compensation expense to the Company. The exchange ratios therefore have been determined in a manner intended to result in the grant of new options with an aggregate estimated fair value that is approximately equal to the aggregate estimated fair value of the eligible options they replace. Because of this aggregated approach to the implementation of exchange ratios, as of the grant date of the new options, the estimated fair value of any particular new option may be greater or less than the estimated fair value of the eligible option it replaces.

Tax-Related Risks

Tax effects of new options for United States taxpayers.

If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the new option grant date. However, you generally will have taxable ordinary income when you exercise your new options, at which time Bazaarvoice also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your new option agreement. You also may have taxable capital gains when you sell the shares underlying the new options. Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options.

Please note that, depending on where you live, state income taxes also may apply to you, and Bazaarvoice may have tax withholding obligations for such taxes. You should consult your own tax advisor to discuss these consequences.

The offer currently is expected to remain open for twenty-nine (29) calendar days. However, if we extend the offer so that it remains open for thirty (30) or more days, the holding periods for incentive stock options not elected for exchange to retain their potential favorable tax treatment will be restarted.

If you are U.S. employee, you may hold eligible options that qualify as incentive stock options. Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two (2) years after the grant date and for more than one (1) year after the date of exercise. We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.

However, if the offer period lasts for thirty (30) days or more, then any eligible options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any shares received upon exercise of such options until more than two (2) years from the date this offer commenced on July 5, 2016, and more than one (1) year after the date you exercise such options, whichever date is later.

If you are a tax resident of multiple countries, there may be tax and social security consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there might be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Tax effects of new options for tax residents of the United Kingdom

If you are subject to non-U.S. tax laws, you should be aware that there might be tax and/or social insurance consequences that may apply to you resulting from your participation in the offer. Employees residing in the United Kingdom (the only country outside of the United States where employees can participate) should carefully review Schedule C of this Offer to Exchange to determine whether participation in the offer could trigger any negative income tax, social insurance or other tax or legal consequences.

Risks Relating to Our Business, Generally

The following factors could materially affect Bazaarvoice’s business, financial condition or results of operations and therefore its potential future share prices and should be carefully considered in evaluating the Company and its business, in addition to other information presented elsewhere in this report.

Our quarterly financial results are subject to fluctuations; as a result, we could fail to meet or exceed expectations of analysts or investors, which could cause our stock price to decline.

Our revenue, expenses, operating results and cash flows have fluctuated from quarter to quarter in the past and are likely to continue to do so in the future. These fluctuations are due to, or may in the future result from, many factors, some of which are outside of our control, including:

•	our ability to sell additional solutions, including our advertising solutions, to existing clients and to add new clients, in multiple regions around the world, particularly in the United States and Europe, which has fluctuated and is likely to continue to fluctuate, due to the effectiveness of our sales execution, general economic conditions, increased competition, the timing of larger sales opportunities, changes in the regulatory environment and other factors affecting our sales in each of these regions;

•	changes in our active client retention rates;

•	the timing and success of new solutions, product and service offerings and pricing policies by us or our competitors or any other changes in the competitive dynamics of our industry;

•	the amount, timing and effectiveness of our product development investments and related expenses and delays in generating revenue from these new solutions;

•	our ability to adjust our cost structure, particularly our personnel costs, in response to reductions in revenue;

•	our failure to achieve the growth rate that was anticipated by us in setting our operating and capital expense budgets;

•	the timing differences between when we incur sales commissions, implementation costs and other client acquisition costs associated with new solutions sales and when we generate revenue from these sales, particularly related to larger sales to new or existing clients;

•	our ability, and the ability of our clients, to timely and effectively implement our solutions;

•	increases in our hosting costs, which could result in advance payments to our hosting vendors, due to variations in demand for storage capacity and computing consumption without a corresponding increase in pricing to our existing clients;

•	the timing, frequency and pattern of our billing mix;

•	the cyclical and discretionary nature of marketing and advertising spending, especially spending on social commerce solutions, targeted social commerce campaigns and online advertising campaigns;

•	seasonal variations and unpredictability in our clients’ advertising budgets;

•	the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure and client acquisition;

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill or intangible assets from acquired companies;

•	unforeseen litigation costs and related settlement costs, particularly those related to intellectual property infringement and our obligation to fulfill related client indemnification obligations and regulatory investigations or restructuring activities, including settlement costs and regulatory penalties assessed related to government enforcement actions;

•	our ability to accurately estimate state and local sales tax obligations and to collect such actual amounts from our clients;

•	our ability to accurately estimate payroll and related taxes for wages and equity transactions;

•	our ability to accurately estimate bonus and other incentive payments to key employees based on performance and market conditions;

•	changes in tax rules or impact of new accounting pronouncements;

•	changes in currency exchange rates and associated costs of hedging to manage foreign currency fluctuations;

•	the timing of stock awards to employees and related adverse financial impact of having to expense those stock awards over their vesting schedule; and

•	the adoption of new laws or regulations, or interpretations of existing laws or regulations, that restrict, or increase the costs of, providing social commerce solutions that inhibit online advertising or otherwise change the use of the Internet as a medium for communications and commerce.

We offer our social commerce solutions primarily through subscription agreements and generally recognize revenue ratably over the related subscription period, while revenue from our advertising services is generally recognized in the month services are provided. As a result of both types of arrangements, revenue attributable to a contract signed in a particular quarter will not be fully and immediately recognized in the quarter in which the contract is signed. Because we incur most costs associated with generating client contracts at the time of sale, we may not recognize revenue in the same period in which we incur the related costs of sale. Timing differences of this nature could cause our margins and our operating income or losses to fluctuate significantly from quarter to quarter, and such fluctuations may be more pronounced in quarters in which we experience a change in the mix of new clients as a percentage of total clients.

Typically, a significant percentage of our bookings occur in the last few weeks of a quarter. Accordingly, a market disruption or other event outside of our control that occurred toward the end of a quarter could have a disproportionate impact on us and could cause us to substantially miss our forecasted results for that quarter.

Fluctuations in our quarterly operating results may lead analysts to change their long-term model for valuing our common stock, cause us to face short-term liquidity issues, impact our ability to retain or attract key personnel or cause other unanticipated issues, all of which could cause our stock price to decline. As a result of the potential variations in our quarterly revenue and operating results, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful, and the results of any one quarter should not be relied upon as an indication of future performance.

Our actual results may differ significantly from any guidance that we may issue in the future and the consensus expectations of research analysts.

From time to time, we may release earnings guidance or other forward-looking statements in our earnings releases, earnings conference calls or otherwise regarding our future performance that represent our management’s estimates as of the date of release. If given, this guidance will be based on forecasts prepared by our management. The principal reason that we may release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. Guidance is necessarily speculative in nature. The speculative nature of any guidance is further exacerbated by the rapidly evolving nature and uncertain size of the market for social commerce solutions, as well as the unpredictability of future general economic and financial conditions. As a result, some or all of the assumptions of any future guidance that we furnish may not materialize or may vary significantly from actual future results. Any failure to meet guidance or analysts’ expectations could have a material adverse effect on the trading price or volume of our stock.

We have a history of losses and we may not achieve or sustain profitability in the future.

We have incurred significant losses in each fiscal period since our inception in 2005. We experienced net losses of $25.3 million and $33.2 million from continuing operations during fiscal years 2016 and 2015, respectively. As of April 30, 2016, we had an accumulated deficit of $251.8 million which also includes losses from discontinued operations. The losses and accumulated deficit were due to the substantial investments we made to grow our business and acquire clients. Expenses associated with the integration of the clients, employees and operations of acquired companies into our business could further delay our profitability. We anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to invest to grow our business and acquire clients, develop our platforms and develop new products and solutions. These efforts may prove more expensive and more difficult than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Many of our efforts to generate revenue from our business are new and unproven, and any failure to increase our revenue or generate revenue from new products and solutions could prevent us from attaining or increasing profitability. Furthermore, to the extent we are successful in increasing our client base, we could also incur increased losses because costs associated with entering into client agreements are generally incurred up front, while revenue is generally recognized ratably over the term of the agreement. Additionally, we currently sell our products on a fixed price basis. However, many of the third-party costs associated with providing our products are subject to variable pricing. We cannot be certain that we will be able to attain or increase profitability on a client-by-client basis or on a quarterly or annual basis. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, financial condition and results of operations may suffer.

The average sales price of our solutions may decrease, which may adversely affect our ability to achieve and maintain profitability.

The average sales price of our solutions may decline for a variety of reasons, including competitive pricing pressures, the commoditization of a product as more similar products become available in the market and the introduction of new solutions or pricing models. In addition, because the market for our social commerce solutions changes rapidly and because our business model is evolving, we may not be able to achieve and sustain a level of demand and market acceptance sufficient for us to continue to maintain the current average sales price for our solutions. Furthermore, the composition of our clients may change in a manner that makes it more difficult to maintain such prices. Any failure to maintain our prices could have an adverse effect on our business, results of operations and financial condition.

Our business depends substantially on renewing agreements with existing clients and selling additional solutions to them. If our clients, especially our larger clients, do not renew their agreements, renew on less favorable terms or fail to purchase additional solutions, our revenue may decline and our operating results would likely be harmed.

In order for us to improve our operating results, it is important that our clients renew their agreements with us when the initial term expires and also purchase additional solutions from us. We offer most of our social commerce solutions primarily through subscription agreements and generally recognize revenue ratably over the related subscription period. Our clients have no renewal obligation after their initial term expires, and we cannot assure you that we will be able to renew agreements with our clients at the same or higher contract value or at all. Moreover, under specific circumstances, our clients may have the right to cancel their agreements with us before they expire, for example, in the event of an uncured breach by us, or our clients may seek to renegotiate the terms of their contract prior to its expiration. Additionally, pursuant to the terms contained in the Joint Stipulation with the DOJ, we have agreed that during the period beginning on the date we completed the sale of PowerReviews (July 2, 2014) and ending on the later of one year and the termination date of a client’s contract, we will allow existing Bazaarvoice clients as of July 2, 2014 to terminate their contract with us should they choose to use the ratings and reviews solution offered by PowerReviews. Similarly, our contracts with our advertising clients and covering certain of our social commerce solutions generally do not include long-term obligations requiring them to purchase our services and are often cancelable upon short or no notice and without penalty. Any decline in our client renewals or expansions would likely harm our future operating results, especially if we are unable to recognize sufficient revenue to offset related client acquisition costs prior to such termination or cancellation of our client agreements. If our clients, especially our larger clients, cancel their agreements, negotiate price concessions in their current agreements, do not renew their agreements, renew on less favorable terms to us or fail to purchase additional solutions, our revenue may decline, our ability to grow our revenue in the future could be adversely impacted and our operating results would likely be harmed. Our active client retention rates may decline in the future due to a variety of factors, including:

•	the availability, price, performance and functionality of our solutions and competing products and services;

•	our ability to demonstrate to clients the value of our solutions, particularly if we are unable to introduce planned solutions innovation;

•	poor performance or discontinuation of our clients’ brands;

•	changes in our clients’ marketing or advertising strategies which can be cyclical, reflecting overall economic conditions as well as budgeting and discretionary buying patterns;

•	our ability to provide quality customer service;

•	changes in key personnel at our clients;

•	reductions in our clients’ spending levels;

•	consolidation in our client base;

•	the development by our clients of internal solutions for their social commerce needs; and

•	the effects of economic downturns and global economic conditions.

We incur most of our client acquisition costs at the time of sale. Depending upon the scope of the client’s needs, these costs can be significant. In certain cases, clients may have the right to terminate or cancel agreements with us if we fail to maintain service level requirements or we are otherwise in breach under the client agreements. If a client does not renew or cancels its agreement with us or we are otherwise required to provide price concessions to retain the client, we may not recognize sufficient revenue from that client prior to the termination or cancellation to offset the acquisition costs associated with that client. If the cost to acquire clients is greater than the revenue we generate over time from those clients, our business and operating results may be harmed. In addition, our costs associated with maintaining and increasing revenue from existing clients may be lower than costs associated with generating revenue from new clients. Therefore, the loss of recurring revenue or a reduction in the rate of revenue increase from our existing clients, even if offset by an increase in revenue from new clients, could have a material adverse effect on our operating results.

We have a limited operating history in certain areas of our business, particularly advertising, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment.

Our limited operating history in certain areas of our business, particularly advertising, may make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate investments of our limited resources, market acceptance of our existing and future solutions, managing client implementations and developing new solutions. Our current operating model may require changes in order for us to achieve profitability and scale our operations efficiently. For example, we may need to continue to enhance our software architecture to allow us to efficiently and cost effectively develop and implement new solutions, make our solutions easy to implement, ensure our marketing engine is designed to drive highly qualified leads cost effectively and implement changes in our sales model to improve the predictability of our sales and reduce our sales cycle. If we fail to implement these changes on a timely basis or are unable to implement them due to factors beyond our control, our business may suffer. You should consider our business and prospects in light of the risks and difficulties we face as a company in a rapidly developing and changing industry.

If we cannot efficiently implement our solutions for clients, we may be delayed in generating revenue.

In general, implementation of our solutions may require lengthy and significant work, and we do not control our clients’ implementation schedules. We generally incur sales and marketing expenses related to the commissions owed to our sales representatives and make upfront investments in technology and personnel to support the engagements before we begin recognizing revenue from client contracts. As a result, as we have experienced in the past, if our clients do not allocate internal resources necessary to meet their implementation responsibilities or if we face unanticipated implementation difficulties, the implementation may be delayed and/or cancelled. Further, in the past, our implementation capacity has at times constrained our ability to successfully and timely implement our solutions for our clients, particularly during periods of high demand. If the client implementation process is not executed successfully or if execution is delayed, whether due to our clients’ or our capacity constraints, we could incur significant costs prior to generating revenue and our clients may delay their payment to us, and our relationships with some of our clients may be adversely affected. In addition, competitors with more efficient operating models with lower implementation costs could penetrate our client relationships.

Because we recognize revenue for our solutions ratably over the term of our client agreements, decreases in the revenue recognizable under contracts for new active clients will not be fully and immediately reflected in our operating results.

We offer our social commerce solutions primarily through subscription agreements and generally recognize revenue ratably over the related subscription period, which is typically one year. As a result, some portion of the revenue we report in each quarter is revenue from contracts entered into during prior quarters. Consequently, a decline in the revenue recognizable under contracts for new active clients signed in any quarter or a decline in the growth rate of revenue recognizable under contracts signed in any quarter will not be fully and immediately reflected in the revenue of that quarter and would negatively affect our revenue in future quarters. In addition, we may be unable to adjust our cost structure rapidly, or at all, to take account of this reduced revenue.

Our sales cycle can be long and unpredictable and require considerable time and expense, which may cause our operating results to fluctuate.

The sales cycle for our solutions, from initial contact with a potential client to contract execution and implementation, varies widely by client and solution. Some of our clients undertake a significant evaluation process, which typically involves not only our solutions, but also those of our competitors, that has in the past resulted in a lengthy sales cycle, typically three to 12 months. We have no assurance that the substantial time and money spent on our sales efforts will produce any sales. If sales expected from a specific client for a particular quarter are not realized in that quarter or at all, our results could fall short of public expectations and our business, operating results and financial condition could be adversely affected.

If we do not continue to identify and qualify new clients, our ability to grow our revenue may be adversely affected.

We continue to focus our sales efforts on generating business from new clients. Our future success, particularly our ability to grow revenue, will depend largely upon the success of this effort. Our sales force and marketing team need to continue to generate new sales leads, and our growth prospects will be harmed if our efforts to expand, train and retain our sales force do not produce a corresponding significant increase in new clients. When we “qualify” a lead, that lead becomes part of our sales “pipeline.” If we do not continue to add potential new clients to our pipeline there could be a negative impact in our ability to grow our revenue in the future.

We derive a substantial portion of our revenue from a limited number of our solutions. If we are unable to maintain demand for these solutions or diversify our revenue sources by successfully developing and introducing new or enhanced solutions, we could lose existing clients or fail to attract new clients and our business could be harmed.

Ratings & Reviews was our first social commerce solution and still remains the core element of our technology platform. Other social commerce solutions we have developed or acquired include Connections, Curations and Spotlights. Our future financial performance and revenue growth depend upon the successful development, implementation and client acceptance of new products, including products that allow us to utilize the data that we and our clients collect and manage through the use of our products, and the improvement and enhancement of our existing products. We continually seek to develop enhancements to our existing products, as well as new offerings to supplement our existing products. As a result, we are subject to the risks inherent in the development and integration of new products, including defects or undetected errors in our products or in the operation of our products, difficulties in installing or integrating our products on platforms used by our clients or other unanticipated performance, stability and compatibility problems. Any of these problems could result in material delays in the introduction or acceptance of our solutions, increased costs, decreased client satisfaction, breach of contract claims, harm to our industry reputation and reduced or delayed revenues. If we are unable to deliver new products or upgrades or other enhancements to our existing products on a timely and cost-effective basis, it could have a material adverse effect on our business, financial condition and results of operations.

We are currently investing significant amounts in research and development in connection with our efforts to leverage data that we and our clients collect and manage through the use of our solutions. Improving our architecture and developing and delivering new or upgraded solutions may require us to make substantial investments, and we have no assurance that such new solutions will generate sufficient revenue to offset their costs. If we are unable to efficiently develop, license or acquire such new or upgraded solutions on a timely and cost-effective basis, or if such solutions are not effectively brought to market, are not appropriately timed with market opportunity or do not achieve market acceptance, we could lose existing clients or fail to attract new clients, and our business and operating results could be materially adversely affected.

In addition, we must continuously modify and enhance our solutions to keep pace with rapid changes in the social web and Internet-related hardware, software communication, browser, database and social commerce technologies. If we are unable to respond in a timely and cost-effective manner to rapid technological developments, our solutions could become less marketable and less competitive or become obsolete, and our operating results could be negatively affected.

If we are not able to successfully leverage data we and our clients collect and manage through our solutions and services, we may not be able to grow our revenue. Additionally, if we are not able to obtain the rights to utilize the data, or the costs to obtain such data are high, our results of operations could be adversely affected.

Our ability to optimize the placement and scheduling of advertisements for our advertising clients and to grow our revenue through analytics and other data solutions depends on our ability to successfully leverage data that we and our clients collect and manage through the use of our solutions and services. Our ability to successfully leverage such data, in turn, depends on our ability to collect and obtain rights to utilize such data in our solutions and services and to maintain and grow our network of clients. We currently employ cookies, which are small files of non-personalized information placed on an Internet user’s computer, on a limited basis with respect to our social commerce solutions and more broadly with respect to our advertising services. The cookies are used to collect information related to the user, such as the user’s Internet Protocol, or IP, address, demographic information and history of the user’s interactions with our clients and any advertisements we deliver. If we are unable to effectively utilize or introduce cookies more broadly, our ability to collect such data could be impaired.

Additionally, our ability to both collect and utilize data may be affected by a number of factors outside of our control, including increased government regulation, both domestically and abroad, of the collection of information concerning consumer behavior on the Internet and the increased use of technologies that allow website visitors to modify their settings to block online advertising, to prevent or delete cookies and to sweep all cookies from their computers. Further, we currently do not own the data collected through the use of our solutions and services. If our clients decide not to allow us to collect the data or if we are not able to obtain sufficient rights to the data, we may not be able to utilize it in our solutions and services. Additionally, the costs to us related to obtaining sufficient rights to utilize this data could be high and such costs could affect our future operating results.

Finally, in order to obtain the critical mass of data necessary for our analytics and other data solutions to have value for our clients, we will need to maintain and grow our client base. Currently, a substantial amount of the data to which we have access is collected by a small number of our clients. Consequently, the loss of a single client could have a disproportionate impact on the data that is available to us. Any of these limitations on our ability to successfully leverage data could have a material adverse effect on our ability to increase our revenue through advertising services, analytics and other data solutions; could adversely affect our ability to grow our revenues and could harm our future operating results.

If we are unable to increase our penetration in our principal existing markets and expand into additional vertical markets, we will be unable to grow our business and increase revenue.

We currently market our solutions to a variety of industries, including the retail, consumer products, travel and leisure, technology, telecommunications, financial services, and automotive industries. We believe our future growth depends not only on increasing our penetration into the principal markets in which our solutions are currently used but also on identifying and expanding the number of industries, communities and markets that use or could use our solutions. Efforts to offer our solutions beyond our current markets may divert management resources from existing operations and require us to commit significant financial resources, either of which could significantly impair our operating results. In addition, some markets, such as financial services and healthcare, have unique and complex regulatory requirements that may make it more difficult or costly for us to develop, market, sell implement or continue to develop our solutions in those markets. Moreover, our solutions may not achieve market acceptance in new markets, and our efforts to expand beyond our existing markets may not generate additional revenue or be profitable. Our inability to further penetrate our existing markets or our inability to identify additional markets and achieve acceptance of our solutions in these additional markets could adversely affect our business, results of operations and financial condition.

The market in which we participate is fragmented, rapidly evolving and highly competitive, and we may be unable to compete successfully with our current or future competitors.

The market for social commerce solutions is highly competitive. The competitive dynamics of our market are unpredictable because it is rapidly evolving, fragmented and subject to potential disruption by new technological innovations.

We have several direct and indirect competitors across the regions we serve that provide third-party social commerce solutions, including but not limited to companies such as PowerReviews, Sprnklr, Turn To, Reevoo, eKomi, Yotpo, Rating System and Gigya. As a result of our divestiture of the PowerReviews business and the court-ordered terms associated with that divestiture, our competition with PowerReviews has increased. Additionally, we face potential competition from participants in adjacent markets that may enter our markets by leveraging related technologies and partnering with other companies.

We also compete with traditional marketing and advertising programs used by businesses that remain hesitant to embrace social commerce solutions such as Ratings & Reviews. Additionally, some businesses have developed, or may develop in the future, social commerce solutions internally.

We may also face competition from companies entering our market, including large Internet companies like Amazon, Google and Facebook, which could expand their platforms or acquire one or more of our competitors. While these companies do not currently focus on our market, they have significantly greater financial resources and, in the case of Amazon and Google, a longer operating history. They may be able to devote greater resources to the development and improvement of their services than we can and, as a result, they may be able to respond more quickly to technological changes and clients’ changing needs. Because our market is changing rapidly, it is possible that new entrants, especially those with substantial resources, more efficient operating models, more rapid product development cycles or lower marketing costs, could introduce new solutions that disrupt the manner in which businesses use online word of mouth and engage with consumers online to address the needs of our clients and potential clients. Our business and operating results could be harmed if any such disruption occurs.

We believe we compete primarily on the basis of product breadth and functionality, scope, quality and breadth of client base, amount and quality of content, service, price, reputation and the efficiency of our operating model. Our competitors or potential competitors have adopted certain aspects of our business model, which has made it more difficult to differentiate our solutions. As market dynamics change, or as new and existing competitors introduce more competitive pricing models or new or disruptive technologies, or as clients develop internal solutions for their social commerce needs, we may be unable to renew our agreements with existing clients or attract new clients at the same price or based on the existing pricing model. As a result, we may be required to change our pricing model, offer price incentives or reduce our prices in response to competitive pressures, which could harm our revenue, profitability and operating results. Moreover, many software vendors could bundle competitive products or services or offer them at a low price as part of a larger product sale. In addition, some competitors may offer software that addresses one or a limited number of strategic social commerce functions at lower prices or with greater depth than our solutions. As a result, our competitors might be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or client requirements. For all of these reasons, we may not be able to compete successfully against our current and future competitors.

Unfavorable conditions in the market for social commerce solutions or downturns in the global economy or reductions in marketing spending could limit our ability to grow our business and negatively affect our operating results.

Our operating results may vary based on the impact on us or our clients of changes in the market for social commerce solutions or downturns in the global economy. In addition, the revenue growth and potential profitability of our business depends on marketing spending by companies in the markets we serve. To the extent that weak economic conditions cause our clients and potential clients to freeze or reduce their marketing budgets demand for our solutions may be negatively affected. Historically, economic downturns have resulted in overall reductions in marketing spending. If economic conditions deteriorate or do not materially improve, our clients and potential clients may elect to decrease their marketing budgets by deferring or reconsidering product purchases, which would limit our ability to grow our business and negatively affect our operating results.

Our advertising business model involves significant risks.

Growth and performance in our business is significantly dependent on the success of our advertising business, and in particular our shopper advertising business. Growth in our advertising revenues depends on our ability to maintain and expand our existing relationships and develop new relationships with advertisers and publishers. Growth in our advertising revenues also depends on our ability to continue offering effective products and services for advertisers and publishers. As the advertising market generates and develops new concepts and technology, we may incur additional costs to implement more effective products and services. As programmatic advertising gains traction with more advertisers and publishers, we continue to invest in and focus on programmatic platforms. Continuing to develop and improve these products and services may require significant time and additional investment. If we cannot continue to develop and improve our advertising products, services and technologies in a timely fashion, our advertising revenues could be adversely affected.

The commercial attractiveness of our advertising solutions that we may offer to publishers and advertisers depends on a variety of complex and evolving factors, among them the effective functioning and improvement of learning algorithms, the ability to access and utilize relevant data about consumers and their consumption habits and, with respect to programmatic advertising exchange-related activities, automated access to the advertising inventory and application programming interfaces of publishers as well as robust relationships with brand advertisers and agencies. Our inability to successfully deliver our solutions as a result of these factors could adversely affect our relationship with clients, and could negatively impact our financial condition.

In addition, our advertising solutions may become less attractive, and our results of operations may suffer, as a result of changes in laws and regulations and changes in industry standards generally. In addition, the following factors may further diminish the appeal of our advertising solutions and thereby negatively affect our results of operations: with respect to the availability of consumer data, changes in consumer choices; with respect to the functioning of algorithms, the failure or inability to access, collect or analyze relevant data (for technological reasons or otherwise); and with respect to programmatic exchange activities, access to publisher inventory and relationships with advertisers and agencies, technological limitations or restrictions imposed by advertisers and publishers themselves.

Still further, advertising revenues are more unpredictable and variable than our revenues generated from our social commerce solutions, and are more likely to be adversely affected during economic downturns, as spending by advertisers tends to be cyclical in line with general economic conditions.

Our cost saving initiatives may not achieve the results we anticipate.

We have recently undertaken and may continue to undertake various actions in order to reduce our cost structure, align resources with our growth strategies and improve operating efficiencies. We cannot be certain that we will be able to complete these initiatives as planned or without business interruption, or that the estimated operating efficiencies or cost savings from such activities will be fully realized or maintained over time. These cost saving activities may also have unintended consequences, such as attrition beyond our intended reduction in workforce or reduced employee morale.

Our growth depends in part on the success of our relationships with third parties for the delivery and development of, and implementation support for, our solutions and services.

We currently depend on, and intend to pursue additional relationships with, various third parties related to our advertising services and product development, including technology, service providers and social advertising platforms. Identifying, negotiating and documenting these relationships requires significant time and resources, as does integrating our solutions with third-party technologies. In some cases, we do not have formal written agreements with our development partners. Even when we have written agreements, they are typically non-exclusive and do not prohibit our development partners from working with our competitors or from offering competing services. Our competitors may be effective in providing incentives to third parties to favor their products or services.

Specifically, we outsource some of our product development, quality assurance and technology operations to two third-party contractors located in the Ukraine and India. We also rely on a third-party relationship to assist with client implementation support. We believe that supplementing our product development and implementation support activities with our outsourced third-party contractors enhances the efficiency and cost-effectiveness of these activities. If we experience problems with our third-party contractors, including if such contractors’ business operations are interrupted for any reason, or the costs charged by our contractors increases, we may not be able to develop new solutions or enhance existing solutions or meet our clients’ implementation support needs in an alternate manner that is equally or more efficient and cost-effective.

Our Curations product collects and curates consumer-generated images, video and social content from social advertising platforms such as Facebook, Instagram, Pinterest and Twitter. If these social media companies change their technology or terms of use in ways that restrict or inhibit the way we can collect or use content, the success of this solution could be significantly impacted.

We use DoubleClick’s ad-serving platform to deliver and monitor ads for our advertising management services. There can be no assurance that DoubleClick, which is owned by Google, will continue providing these services, that our agreement with DoubleClick will be extended or renewed upon expiration on terms and conditions favorable to us or that we could identify another alternative vendor to take its place. Our agreement with DoubleClick also allows DoubleClick to terminate the agreement on the occurrence of certain events, including material breach of the agreement by us, and to suspend provision of the services if DoubleClick determines that our use of its service violates certain terms of the agreement.

We anticipate that we will continue to depend on these and other third-party relationships in order to grow our business. If we are unsuccessful in maintaining existing and establishing new relationships with third parties, our ability to efficiently develop and implement new solutions could be impaired, our ability to effectively renew agreements with existing customers could be impaired, and our competitive position or our operating results could suffer. Even if we are successful, these relationships may not result in increased revenue.

We currently rely on a small number of third-party service providers to host and deliver a significant portion of our solutions, and any interruptions or delays in services from these third parties could impair the delivery of our solutions and harm our business.

We host our solutions and serve our clients primarily from third-party data center facilities located in Texas, Virginia and Oregon. We also utilize third-party services that deploy data centers worldwide. We do not control the operation of any of the third- party data center facilities we use. These facilities may be subject to break-ins, computer viruses, denial-of-service attacks, sabotage, acts of vandalism and other misconduct. They are also vulnerable to damage or interruption from power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes and similar events. As a result, we may in the future experience website disruptions, outages and other performance problems. Despite our efforts, the occurrence of any of these events and a decision by our third-party service providers to close their data center facilities without adequate notice or other unanticipated problems could result in loss of data as well as a significant interruption in the offering of our solutions and harm to our reputation and brand.

Additionally, our third-party data center facility agreements are of limited durations, and our third-party data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these facilities on commercially reasonable terms, we may experience delays in the provisioning of our solutions until an agreement with another data center facility can be arranged. This shift to alternate data centers could take more than 24 hours depending on the nature of the event, which could cause significant interruptions in service and adversely affect our business and reputation.

We also depend on third-party Internet-hosting providers and continuous and uninterrupted access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our Internet-hosting or bandwidth providers for any reason or if their services are disrupted, for example due to viruses, other attacks on their systems or due to natural disaster, we could experience disruption in our ability to offer our solutions or we could be required to retain the services of replacement providers, which could increase our operating costs and harm our business and reputation.

Any errors, defects, disruptions or other performance problems with our solutions could harm our reputation and may damage our clients’ businesses. Interruptions in our ability to offer our solutions would likely reduce our revenue, could cause our clients to cease using our solutions and could adversely affect our retention rates. In addition, some of our client agreements require us to issue credits for downtime in excess of certain targets, and in some instances give our clients the ability to terminate the agreements. Our business and results of operations would be harmed if our current and potential clients believe our solutions are unreliable.

Unfavorable changes in evolving government regulation and taxation of the Internet and online communications and social commerce solutions could harm our business and results of operations.

The future success of our business depends upon the continued use of the Internet as a primary medium for communications and commerce. As the use of the Internet continues to evolve, increasing regulation by federal, state or foreign governments becomes more likely. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting data privacy, the solicitation, collection, processing or use of personal or consumer information, truth-in-advertising, consumer protection, the use of the Internet as a commercial medium and the market for social commerce solutions. There is also uncertainty as to how some existing laws governing issues such as sales taxes, libel and personal privacy apply to the Internet. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the Internet. Any new regulations, legislation or new interpretations of existing regulations or legislation restricting Internet commerce or communications could result in a decline in the use of the Internet as a medium for commerce and communications, diminish the viability of Internet solutions generally, and reduce the demand for our solutions. Additionally, if we are required to comply with new regulations, legislation or interpretations thereof, this compliance could cause us to incur additional expenses, make it more difficult to conduct our business or require us to alter our business model. Any of these outcomes could have a material adverse effect on our business, financial condition or results of operations.

Increased regulation and industry standards relating to data and Internet privacy issues may require us to incur significant expenses or may prevent us from providing our products and solutions to clients, thereby harming our business.

As part of our business, we collect and store personal information. We expect our collection and storage of personal information to increase, primarily in connection with our efforts to expand our advertising services, analytics, and other data solutions. The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet have recently come under increased public scrutiny and as a result there are an increasing number of regulations and industry standards that affect our business.

Regulators, including the Federal Trade Commission (“FTC”), continue to more broadly define personal information. As a result of such broadened definition, our ability to use such personal information is increasingly restricted and may limit or inhibit our ability to operate or expand our business. For example, the U.S. government, including the White House, Congress, and the FTC are reviewing the need for greater regulation for the use, collection and disclosure of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. Proposed legislation could, if enacted, impose additional requirements and/or prohibit the use, collection, storage and disclosure of information concerning consumer behavior on the Internet and restrict or otherwise prohibit the use of certain technologies that track individuals’ activities on web pages or across the Internet. Such laws and regulations could restrict our ability to collect and use web browsing data and personal information, which may result in financial penalties, litigation, regulatory investigations, negative publicity, reduced growth opportunities and other significant liabilities. We will also face additional privacy issues as we continue to expand in international markets, as many nations and economic regions have privacy protections that are more stringent or otherwise at odds with those in the United States. For example, the European Union has enacted reforms to its existing data protection legal framework, which will result in a greater compliance burden for companies with users in Europe. Further,

German companies often require even more stringent privacy controls than other markets within the EU, which may limit our ability to expand in that market. Complying with new EU privacy requirements, whether imposed by regulation or contract, will require additional expenditures and may require other significant liabilities. Australian Privacy Principles (APP) likewise increase the complexities of operating in that country. The complex web of privacy and data security requirements across the various countries or economic regions that we operate within may be inconsistently applied and conflict with other applicable requirements, our business practices, or our contractual commitments to customers.

We have incurred, and will continue to incur, expenses to comply with privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations. Increased domestic or international regulation of data utilization and distribution practices, including self-regulation, could require us to modify our operations and incur significant expense, which could have an adverse effect on our business, financial condition and results of operations. Our business, including our ability to operate and expand internationally, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current or planned business practices and that require changes to these practices, our solutions or our privacy policy.

Our use of open source and third-party technology could impose limitations on our ability to commercialize our solutions.

We use open source software in our solutions. Although we monitor our use of open source software closely, the terms of many open source licenses have not been interpreted by courts in or outside of the United States, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our solutions. We also incorporate certain third-party technologies into our solutions and may desire to incorporate additional third-party technologies in the future. Licenses to new third-party technology may not be available to us on commercially reasonable terms, or at all. We could be required to seek licenses from third parties in order to continue offering our solutions, to re-engineer our technology or to discontinue offering our solutions in the event re-engineering cannot be accomplished on a timely basis, any of which could adversely affect our business, operating results and financial condition.

If Internet search engines’ methodologies are modified, our SEO capability could be harmed.

Capabilities that we provide our clients, including our SEO solution, depend in part on various Internet search engines, such as Google and Bing, to direct a significant amount of traffic to our clients’ websites. Our ability to influence the number of visitors directed to our clients’ websites through search engines is not entirely within our control. For example, search engines frequently revise their algorithms in an attempt to optimize their search result listings. In 2011, Google announced an algorithm change that affected nearly 12% of their U.S. query results. There cannot be any assurance as to whether these or any future changes that may be made by Google or any other search engines might impact our SEO capability in the long term. Changes in the methodologies used by search engines to display results could cause our clients’ websites to receive less favorable placements, which could reduce the number of users who click to visit our clients’ websites from these search engines. Some of our clients’ websites have experienced fluctuations in search result rankings and we anticipate similar fluctuations in the future. In addition, Internet search engines could decide that content on our clients’ websites enabled by our solutions, including online word of mouth, is unacceptable or violates their corporate policies. Any reduction in the number of users directed to our clients’ websites could negatively affect our ability to earn revenue through our SEO solution.

Our long-term success depends, in part, on our ability to maintain and expand our operations outside of the United States and, as a result, our business is susceptible to risks associated with international operations.

As our operations have expanded, we have established and currently maintain offices in the United States, the United Kingdom, France, Germany and Australia. We have limited experience in operating in foreign jurisdictions and are making significant investments to build our international operations. Managing a global organization is difficult, time-consuming and expensive, and any international expansion efforts that we may undertake may not be successful. In addition, conducting international operations subjects us to risks, including the following:

•	the cost and resources required to localize our solutions;

•	competition with companies that understand the local market better than we do or who have pre-existing relationships with potential clients in those markets;

•	legal uncertainty regarding the application of unique local laws to social commerce solutions or a lack of clear precedent of applicable law, including, but not limited to, the current uncertainty related to the ability to transfer data from Europe to the United States as a result of the European Court of Justice’s ruling invalidating the U.S. - EU Safe Harbor Framework and the uncertainty relating to the United Kingdom’s referendum to exit from the European Union (referred to as Brexit);

•	lack of familiarity with and the burden of complying with a wide variety of other foreign laws, legal standards and foreign regulatory requirements, which are subject to unexpected changes;

•	difficulties in managing and staffing key leadership positions in international operations;

•	fluctuations in currency exchange rates;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;

•	developing and maintaining the appropriate tax structure;

•	increased financial accounting and reporting burdens and complexities and difficulties in implementing and maintaining adequate internal controls;

•	political, social and economic instability (including as a result of the impact of Brexit), terrorist attacks and security concerns in general;

•	reduced or varied protection for intellectual property rights in some countries; and

•	higher telecommunications and Internet service provider costs.

Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

We are exposed to fluctuations in currency exchange rates.

We face exposure to adverse movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. A decline in the U.S. dollar relative to foreign currencies would increase our non-U.S. revenue when translated into U.S. dollars. Conversely, if the U.S. dollar strengthens relative to foreign currencies, our revenue would be adversely affected. Our operating results could be negatively impacted depending on the amount of expense denominated in foreign currencies. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when translated, may differ materially from expectations. In addition, our revenue and operating results are subject to fluctuation if our mix of U.S. and foreign currency denominated transactions and expenses changes in the future. We currently enter into forward exchange contracts and as we continue to implement hedging strategies to mitigate foreign currency risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications.

If our security measures are breached or unauthorized access to consumer data is otherwise obtained, our solutions may be perceived as not being secure, clients may curtail or stop using our solutions, and we may incur significant liabilities.

Our operations involve the storage and transmission of confidential information, and security breaches could expose us to a risk of loss of this information, litigation, indemnity obligations to our clients and other liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and someone obtains unauthorized access to client and consumer data, including personally identifiable information regarding consumers, our reputation will be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Even in cases where commercially reasonable security measures are in place, employee errors or intentional acts may be able to circumvent protections meant to secure consumer data from external threats. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose potential sales and existing clients.

We may be subject to claims that we violated intellectual property rights of others, which are extremely costly to defend and could require us to pay significant damages and limit our ability to operate.

Companies in the Internet and technology industries, and other patent, copyright and trademark holders, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on claims of infringement or other violations of intellectual property rights. We have received in the past, and expect to receive in the future, notices that claim we or our clients using our solutions have misappropriated or misused other parties’ intellectual property rights. There may be intellectual property rights held by others, including issued or pending patents, copyrights and trademarks, that cover significant aspects of our technologies, content, branding or business methods. Any intellectual property claim against us or against our clients requiring us to indemnify our clients, regardless of merit, could be time-consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims could subject us to significant liability for damages and could result in our having to stop using technology, content, branding or business methods found to be in violation of another party’s rights. In addition, some of our commercial agreements require us to indemnify the other party for third-party intellectual property infringement claims, which could increase the cost to us of an adverse ruling in such an action. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense and make us less competitive. If we cannot license or develop technology, content, branding or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively. Any of these results could harm our operating results.

If we do not adequately protect our intellectual property, our ability to compete could be impaired.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products and services similar to ours and our ability to compete effectively would be impaired. To protect our intellectual property we rely on a combination of copyright, trademark, patent and trade secret laws, contractual provisions and technical measures. These protections may not be adequate to prevent our competitors from copying or reverse-engineering our technology and services to create similar offerings. The scope of patent protection, if any, we may obtain from our patent applications is difficult to predict and, if issued, our patents may be found invalid, unenforceable or of insufficient scope to prevent competitors from offering similar services. Our competitors may independently develop technologies that are substantially equivalent or superior to our technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors, subcontractors and collaborators to enter into confidentiality agreements, and we maintain policies and procedures to limit access to our trade secrets and proprietary information. These agreements and the other actions we take may not provide meaningful protection for our trade secrets, know-how or other proprietary information from unauthorized use, misappropriation or disclosure. Existing copyright and patent laws may not provide adequate or meaningful protection in the event competitors independently develop technology, products or services similar to our solutions. Even if such laws provide protection, we may have insufficient resources to take the legal actions necessary to protect our interests.

Upon discovery of potential infringement of our intellectual property, we promptly take action we deem appropriate to protect our rights. Even if we do detect violations and decide to enforce our intellectual property rights, litigation may be necessary to enforce our rights, and any enforcement efforts we undertake could be time-consuming and expensive, could divert our management’s attention and may result in a court determining that our intellectual property rights are unenforceable. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete.

As of April 30, 2016, we had 11 issued U.S. patents and 22 pending U.S. non-provisional patent applications. We cannot be certain that any additional patents will be issued with respect to our patent applications. Any current or future patents issued to us may be challenged, invalidated or circumvented, may not provide sufficiently broad protection or may not prove to be enforceable inactions against alleged infringers. Furthermore, effective patent, trademark, copyright and trade secret protection may not be available in every country in which our products are available over the Internet. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving.

We face potential liability and expenses for legal claims based on online word of mouth and other third-party content that is enabled and delivered by our solutions and services. If we are required to pay damages or expenses in connection with these legal claims, our operating results and business may be harmed.

Our solutions enable our clients to collect and display user-generated content, in the form of online word of mouth, on their websites and other third-party websites. We are also involved in the syndication and moderation of such content and the delivery of other forms of third-party content in connection with our advertising services. Consequently, in connection with the operation of our business, we face potential liability based on a variety of theories, including fraud, defamation, negligence, copyright or trademark infringement or other legal theories based on syndication or moderation of this information and under various laws, including the Lanham Act and the Copyright Act. In addition, it is also possible that consumers could make claims against us for losses incurred in reliance upon information enabled by our solutions, syndicated, moderated or delivered by us or displayed on our clients’ websites or social networks. These claims, whether brought in the United States or abroad, could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merit of these claims. If we become subject to these or similar types of claims and are not successful in our defense, we may be forced to pay substantial damages. There is no guarantee that we will avoid future liability and potential expenses for legal claims based on the content of the materials that our solutions and services enable. Should the content enabled by our solutions and services give rise to claims against us, we could be subject to substantial liability, which could have a negative impact on our business, revenue and financial condition.

Undetected errors or defects in our solutions could result in the loss of revenue, delayed market acceptance of our products or services or claims against us.

Our solutions are complex and frequently upgraded and may contain undetected errors, defects, failures or viruses, especially when first introduced or when new versions or enhancements are released. Our solutions and services may also be vulnerable to fraudulent acts by third-parties, including the posting of inauthentic reviews and click-through fraud, which occurs when an individual clicks on an ad displayed on a website or an automated system is used to create such clicks with the intent of generating the revenue share payment to the publisher rather than to view the underlying content. Despite testing, our solutions, or third-party products that we incorporate into our solutions, each may contain undetected errors, defects, viruses or vulnerabilities that could, among other things:

•	require us to make extensive changes to our solutions, which would increase our expenses;

•	expose us to claims for damages;

•	require us to incur additional technical support costs;

•	cause negative client or consumer reactions that could reduce future sales;

•	generate negative publicity regarding us and our solutions; or

•	result in clients electing not to renew their subscriptions for our solutions.

Any of these occurrences could have a material adverse effect upon our business, financial condition and results of operations.

The unfavorable outcome of any pending or future litigation or administrative action and expenses incurred in connection with litigation could result in additional litigation, financial losses or harm to our business.

We have been in the past, and in the future may be, subject to legal actions in the ordinary course of our operations, both domestically and internationally. See Note 16, Commitments and Contingencies, to the Notes to our Audited Consolidated Financial Statements of this Annual Report on Form 10-K for further description of these claim. There can be no assurances as to the favorable outcome of any litigation. An unfavorable outcome in any litigation matter against us could result in additional litigation. In addition it can be costly to defend litigation and these costs could negatively impact our financial results.

Our divestiture of the PowerReviews business could have an adverse effect on our business.

After the completion of our acquisition of PowerReviews, the U.S. District Court for the Northern District of California, San Francisco Division (the “Court”) ruled on January 8, 2014 that our acquisition of PowerReviews violated Section 7 of the Clayton Act, 15 U.S.C. Section 18. Under the terms of a Joint Stipulation with the Department of Justice and Order submitted to the Court on April 24, 2014, we were required to divest all of the assets of the PowerReviews business. On June 4, 2014, we divested PowerReviews, LLC to Wavetable Labs, LLC (“Wavetable”), which subsequently changed its name to PowerReviews, for $30.0 million in cash, $4.5 million of which was held in escrow as partial security for the Company’s indemnification obligations, and subsequently released in fiscal 2016. As a result of this divestiture, we expect to experience in the short term a decrease in our SaaS revenues and a negative impact on our Adjusted EBITDA, our progress towards profitability and our progress towards positive operating cash flows. In addition, competition in the social commerce solutions market has become more intense as a result of this divestiture. We have ongoing obligations arising as a result of the terms of the Joint Stipulation with the DOJ, the Order and the divestiture agreement with PowerReviews. If we fail to comply with these obligations, our business could be adversely affected.

If we undertake business combinations and acquisitions, they may be difficult to integrate, disrupt our business, dilute stockholder value or divert management’s attention.

We may in the future support our growth through additional acquisitions of, or investments in, additional complementary businesses, services or technologies. Future acquisitions involve risks, such as:

•	misjudgment with respect to the value, return on investment or strategic fit of any acquired operations or assets;

•	challenges associated with integrating acquired technologies, operations and cultures of acquired companies;

•	exposure to unforeseen liabilities;

•	diversion of management and other resources from day-to-day operations;

•	possible loss of key employees, clients, suppliers and partners;

•	higher than expected transaction costs;

•	potential loss of commercial relationships and clients based on their concerns regarding the acquired business or technologies; and

•	additional dilution to our existing stockholders if we use our common stock as consideration for such acquisitions.

As a result of these risks, we may not be able to achieve the expected benefits of any acquisition. If we are unsuccessful in completing or integrating acquisitions, we may be required to reevaluate our growth strategy and we may incur substantial expenses and devote significant management time and resources in seeking to complete and integrate the acquisitions.

Future business combinations could involve the acquisition of significant intangible assets. We may need to record write-downs from future impairments of identified intangible assets and goodwill. These accounting charges would reduce any future reported earnings or increase a reported loss. In addition, we could use substantial portions of our available cash to pay the purchase price for acquisitions. Subject to the provisions of our existing indebtedness, it is possible that we could incur additional debt or issue additional equity securities as consideration for these acquisitions, which could cause our stockholders to suffer significant dilution.

Our management team may not be able to execute our business plan. Changes to our management team may cause uncertainty regarding the future of our business and may adversely impact employee hiring and retention, our stock price, and our revenue, operating results, and financial condition.

Our management team has worked together at the Company for only a limited period of time and has a limited track record of executing our business plan as a team. In addition, we have recently filled a number of positions in our senior management. Accordingly, certain key personnel have only recently assumed the duties and responsibilities they are now performing, and it is difficult to predict whether our management team, individually and collectively, will be effective in operating our business. These changes may cause speculation and uncertainty regarding our future business strategy and direction and may cause or result in:

•	disruption of our business or distraction of our employees and management;

•	difficulty in recruiting, hiring, motivating and retaining talented and skilled personnel;

•	stock price volatility; and

•	difficulty in negotiating, maintaining or consummating business or strategic relationships or transactions.

If we are unable to mitigate these or other potential risks, our revenue, operating results and financial condition may be adversely impacted.

Our business depends on retaining and attracting qualified management and operating personnel.

Our success depends in large part on our ability to retain and attract high-quality management and operating personnel. We do not maintain key person life insurance policies on any of our employees. We may not be able to offset the impact on our business of the loss of the services of one or more of our executive officers or key employees. Our business also requires skilled technical and sales personnel, who are in high demand and are often subject to competing offers. As we expand into new vertical and geographic markets, we will require personnel with expertise in these new areas. Competition for qualified employees is intense in our industry. We continue to experience increased employee turnover and have incurred additional expenses as a result. An inability to retain, attract, relocate and motivate additional highly skilled employees required for the operation and planned expansion of our business could harm our operating results and impair our ability to grow. To retain and attract key personnel, we use various measures, including an equity incentive program and incentive bonuses for executive officers and other key employees. These measures may not be sufficient to retain and attract the personnel we require to operate our business effectively. A significant portion of the stock options held by our employees have exercise prices that are higher than the current market price for our common stock. As a result, such stock options may no longer provide additional incentive for our employees to remain employed by us and we may be required to issue additional equity grants to retain key employees. In addition, in making employment decisions, particularly in the technology industry, job candidates often consider the value of the stock options they are to receive in connection with their employment. Significant volatility in the price of our stock may, therefore, adversely affect our ability to retain and attract key employees.

Our growth could strain our personnel, technology and infrastructure resources, and if we are unable to effectively manage our growth, our operating results may suffer.

Since our inception, we have experienced growth, which has increased the complexity of our operations. As our operations have expanded, we have grown from 640 full-time employees at April 30, 2012 to 756 full-time employees at April 30, 2016. We have increased the size of our client base from 782 active clients at April 30, 2012 to 1,399 active clients at April 30, 2016. The rapid growth and increasing complexity have demanded, and will continue to demand, substantial resources and attention from our management, most of whom have limited experience in managing a business of our size and complexity. We expect to continue to hire more employees in the future as we grow our business. To manage the expected growth of our operations and personnel and to support financial reporting requirements as a public company, we will need to continue to improve our operational, financial, technology and management controls and our reporting systems and procedures. Further, to accommodate our expected growth we must continually improve and maintain our technology, systems and network infrastructure. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Our inability to expand our personnel and operations in an efficient manner could result in difficulty in acquiring new clients or retaining existing clients, declines in quality or client satisfaction, increases in expenses relative to our revenue and challenges in developing and introducing new solutions, any of which could adversely affect our operating results.

If we are unable to maintain or expand our direct sales and marketing capabilities, we may not be able to generate anticipated revenue.

We rely primarily on our direct sales force to sell our solutions. Our solutions require a sophisticated sales force. We have worked to upgrade and expand our sales team in order to increase revenue from new and existing clients and to further penetrate our existing markets and expand into new markets. We are constantly evaluating our sales organization as part of our efforts to optimize our sales operations to grow our revenue. If we have not structured our sales organization properly or if we fail to make changes in a timely fashion, our ability to grow our revenue could be adversely affected.

Competition for qualified sales personnel is intense, and there can be no assurance that we will be able to retain our existing sales personnel or attract, integrate or retain sufficient highly qualified sales personnel, which could adversely affect our revenue growth. Many of the companies with which we compete for experienced personnel have greater resources than we have. If any of our sales representatives were to leave us and join one of our competitors, we may be unable to prevent such sales representatives from helping competitors to solicit business from our existing clients, which could adversely affect our revenue.

In addition, new sales hires require training and typically take several months to achieve productivity, if at all. For internal planning purposes, we assume that it will take significant time before a newly hired sales representative is fully trained and productive in selling our solutions. This amount of time may be longer for sales personnel focused on new geographies or new verticals. As a result, the cost of hiring and carrying new representatives cannot be offset by the revenue they produce for a significant period of time. Furthermore, because of the length of our sales training period, we often cannot determine if a sales representative will succeed until after he or she has been employed for several months or longer. If we experience high turnover in our sales force, or if we cannot reliably develop and grow a successful sales team, our revenue growth may be adversely affected.

Our sales force upgrade and expansion may not have the desired effect of expanding our business and generating anticipated revenue. If the growth of our sales and marketing team does not achieve the results we anticipated, then we may be forced to make changes to the organization. Should such changes be required, there can be no assurance that revenue and our ability to grow revenue would not be adversely affected.

If we are unable to maintain our corporate culture as we grow, we could lose the passion, performance, innovation, openness, teamwork, respect and generosity that we believe contribute to our success and our business may be harmed.

We believe that a critical contributor to our success has been our corporate culture. As we grow and change, we may find it difficult to maintain the values that are fundamental to our corporate culture. Any failure to preserve our culture could negatively affect our ability to recruit and retain personnel and otherwise adversely affect our future success. We may face pressure to change our culture as we grow, particularly if we experience difficulties in attracting competent personnel who are willing to embrace our culture.

Our revenue may be adversely affected if we are required to charge sales or other taxes in additional jurisdictions for our solutions.

We collect or have imposed upon us sales or other taxes related to the solutions we sell in certain states and other jurisdictions. Additional states, countries or other jurisdictions may seek to impose sales or other tax collection obligations on us in the future, or states or jurisdictions in which we already pay tax may increase the amount of taxes we are required to pay. A successful assertion by any state, country or other jurisdiction in which we do business that we should be collecting sales or other taxes on the sale of our products and services could, among other things, create significant administrative burdens for us, result in substantial tax liabilities for past sales, discourage clients from purchasing solutions from us or otherwise substantially harm our business and results of operations.

We may not be able to utilize a significant portion of our net operating loss or research tax credit carry-forwards, which could adversely affect our operating results.

As of April 30, 2016, we had federal net operating loss carry-forwards of $209.4 million due to prior period losses, which expire beginning in 2026. We also have federal research tax credit carry-forwards of approximately $9.2 million that will begin to expire in 2026. As of April 30, 2016, we had state net operating loss carry-forwards of $118.6 million, which will begin expiring in 2016 if not utilized, and research and development credits of $3.5 million, of which a portion will begin expiring in 2033 and a portion will not expire. Realization of these net operating loss and research tax credit carry-forwards depends on many factors, including our future income. There is a risk that due to regulatory changes or unforeseen reasons our existing carry-forwards could expire or otherwise be unavailable to offset future income tax liabilities, which would adversely affect our operating results. In addition, under Section 382/383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards or other pre-change tax attributes to offset U.S. federal and state taxable income may be subject to limitations.

We might require additional capital to support business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new solutions or enhance our existing solutions and platforms, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including shares of common stock sold in our initial public offering which was completed in February 2012, or our follow-on public offering, which was completed in July 2012. Any debt financing secured by us in the future would likely be senior to our common stock and could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Our loan agreement contains operating and financial covenants that may restrict our business and financing activities and expose us to risks that could adversely affect our liquidity and financial condition.

On November 21, 2014, we entered into a secured revolving credit facility of up to $70.0 million (the “Credit Facility”), with a sublimit of $3.0 million for the incurrence of swingline loans and a sublimit of $15.0 million for the issuance of letters of credit pursuant to an Amended and Restated Credit Facility, among us, the financial institutions from time to time party thereto and Comerica Bank, as administrative agent, sole lead arranger and sole bookrunner. Advances made under the Credit Facility may be used for general corporate purposes and working capital purposes. Amounts repaid under the Credit Facility may be reborrowed. The Credit Facility matures on November 21, 2017 and is payable in full upon maturity. If we cannot obtain the funds to repay this loan or otherwise refinance it on terms favorable to us, or at all, our liquidity and general financial condition could be adversely affected. Any borrowings, letters of credit and credit card services pursuant to our loan agreement are secured by substantially all of our assets, including our intellectual property. Our loan agreement limits, among other things, our ability to:

•	incur additional indebtedness or guarantee the obligations of other persons;

•	make payments on additional indebtedness or make changes to certain agreements related to additional indebtedness;

•	enter into hedging arrangements;

•	create, incur or assume liens and other encumbrances;

•	make loans and investments, including acquisitions;

•	make capital expenditures;

•	sell, lease, license or otherwise dispose of assets;

•	store inventory and equipment with other persons;

•	pay dividends or make distributions on, or purchase or redeem, our capital stock;

•	consolidate or merge with or into other entities;

•	undergo a change in control;

•	engage in new or different lines of business; or

•	enter into transactions with affiliates.

Our loan agreement also contains numerous affirmative covenants, including covenants regarding compliance with applicable laws and regulations, reporting, payment of taxes and other obligations, maintenance of insurance coverage, maintenance of bank and investment accounts with the financial institution and its affiliates, registration of intellectual property rights, and certain third- party consents and waivers. The operating and other restrictions and covenants in our loan agreement, and in any future financing arrangements that we may enter into, may restrict our ability to finance our operations, engage in certain business activities, expand or fully pursue our business strategies, or otherwise limit our discretion to manage our business. Our ability to comply with these restrictions and covenants may be affected by events beyond our control, and we may not be able to meet those restrictions and covenants.

Our loan agreement contains events of default, which include, among others, non-payment defaults, covenant defaults, material adverse change defaults, bankruptcy and insolvency defaults, material judgment and settlement defaults, cross-defaults to certain other material agreements and defaults related to inaccuracy of representations and warranties made by us. An event of default under our loan agreement or any future financing arrangements could result in the termination of commitments to extend further credit, cause any outstanding indebtedness under our loan agreement or under any future financing arrangements to become immediately due and payable and permit our lender to exercise remedies with respect to all of the collateral securing the loans. Accordingly, an event of default could have an adverse effect on our access to capital, liquidity and general financial condition.

Our stock price has been volatile and may be subject to volatility in the future.

The market price of our common stock has been volatile historically and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. For example, fluctuations in the valuation of companies perceived by investors to be comparable to us or in valuation metrics, such as our price to earnings ratio, could impact our stock price. Additionally, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations and general economic, political and market conditions, such as recessions, changes in U.S. credit ratings, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us, regardless of the merits or outcome, could result in substantial costs and divert our management’s attention from other business concerns, which could materially harm our business.

If securities analysts do not continue to publish research or publish negative research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities analysts publish about us or our business. If we fail to meet analyst expectations or one or more of the analysts who cover us downgrade our stock or publish negative research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our stock or fail to publish reports on us regularly, we could lose visibility in the market for our stock and demand for our stock could decrease, which could cause our stock price or trading volume to decline.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

The price of our common stock could decline if there are substantial sales of our common stock in the public stock market. We had an aggregate of 82,086,530 outstanding shares of common stock as of June 10, 2016. Shares beneficially owned by our affiliates and certain employees are subject to volume and other restrictions under Rules 144 or 701 of the Securities Act, as well as our insider trading policy and any applicable 10b5-1 trading plan. Certain of our employees, including many of our executive officers, have entered into 10b5-1 trading plans providing for sales of shares of our common stock from time to time.

The holders of certain shares of our common stock have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

We have also registered the issuance of all shares of common stock that we have issued and may issue under our option plans. These shares can be freely sold in the public market upon issuance, subject to the satisfaction of applicable vesting provisions, Rule 144 volume limitations and manner of sale, notice and public information requirements applicable to our affiliates.

Also, in the future, we may issue securities in connection with investments and acquisitions. The amount of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding stock. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

We do not anticipate paying any dividends on our common stock.

We do not anticipate paying any cash dividends on, or making repurchases of, our common stock in the foreseeable future. If we do not pay cash dividends, you could receive a return on your investment in our common stock only if the market price of our common stock has increased when you sell your shares. In addition, the terms of our loan and security agreement currently restrict our ability to pay dividends or purchase our stock.

Changes in accounting standards, the interpretation of accounting standards by applicable regulatory bodies, or the accounting principles governing our financial reporting could result in unexpected, and potentially adverse, impacts on our revenue, operating results and financial position.

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) adopted by the SEC for financial reporting in the United States. GAAP is subject to change by new and updated accounting pronouncements made by the Financial Accounting Standards Board, American Institute of Certified Public Accountants, or other standard setting organizations recognized by the SEC. In addition, the SEC may change its interpretation of existing accounting standards, issue new rules and regulations or change the accounting principles required or accepted for financial reporting in the United States. In particular, changes to regulations concerning revenue recognition could require us to alter our current revenue accounting practices and cause us to either defer revenue into a future period, or to recognize lower revenue in a current period, and the implementation of such changes could increase compliance costs. Any of these changes could have a significant impact on our previously reported financial statements, our revenue, operating results, and financial position this period, or in the future, and the comparability and consistency of our financial results with other periods.

The requirements of being a public company may strain our resources and divert management’s attention.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NASDAQ Stock Market LLC and other applicable securities and rules and regulations. We have incurred and will continue to incur significant legal, accounting and other expenses from operating as a public company. The Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010, as well as rules subsequently implemented by the SEC and The NASDAQ Stock Market LLC impose various requirements on public companies, including establishing effective internal controls and certain corporate governance practices. Our management and other personnel have begun to devote a substantial amount of time to these compliance initiatives, and additional laws and regulations may divert further management resources.

As a public company, we are also required, under Section 404 of the Sarbanes-Oxley Act (“Section 404”), to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment must include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual and interim financial statements will not be prevented or detected on a timely basis. We are required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the date we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (ii) April 30, 2017; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

We have consumed, and will continue to consume, management resources and incur significant expenses for section 404 compliance on an ongoing basis. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our common stock to decline.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue- generating activities to compliance activities. Greater expenditures may be necessary in the future with the advent of new laws, regulations and stock exchange listing requirements pertaining to public companies, particularly after we are no longer an emerging growth company. Moreover, if we are not able to comply with the requirements of new compliance initiatives in a timely manner, the market price of our stock could decline, and we could be subject to investigations and other actions by the SEC, The NASDAQ Stock Market LLC or other regulatory authorities, which would require additional financial and management resources. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

If we fail to maintain effective internal control over financial reporting in the future, we may not be able to accurately report our financial results or prevent fraud.

Preparing our consolidated financial statements involves a number of complex manual and automated processes, which are dependent upon individual data input or review and require significant management judgment. One or more of these elements may result in errors that may not be detected and could result in a material misstatement of our consolidated financial statements.

As part of our efforts to continue improving our internal control over financial reporting, we plan to continue to upgrade our existing financial information technology systems in order to automate several controls that are currently performed manually. We may experience difficulties in transitioning to these upgraded systems, including loss of data and decreases in productivity, as personnel become familiar with these new systems. In addition, our management information systems will require modification and refinement as our business needs change, which could prolong difficulties we experience with systems transitions, and we may not always employ the most effective systems for our purposes. If we experience difficulties in implementing new or upgraded information systems or experience significant system failures, or if we are unable to successfully modify our management information systems or respond to changes in our business needs, we may not be able to effectively manage our business and we may fail to meet our reporting obligations.

The Sarbanes-Oxley Act requires, among other things, that as a publicly-traded company we disclose whether our internal control over financial reporting and disclosure controls and procedures are effective. If a material misstatement occurs in the future, we may fail to meet our future reporting obligations, we may need to restate our financial results and the price of our common stock may decline. Any failure of our internal controls could also adversely affect the results of the periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. Furthermore, any potential transition in enterprise resource planning or other major operational systems could impact the timely generation of our financial statements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors. Additionally, if we cease to be an emerging growth company prior to April 30, 2017, we may not be able to meet all the regulatory requirements applicable to non-emerging growth companies.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (ii) April 30, 2017; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We will be deemed a large accelerated filer on the last day of the fiscal year for which the market value of our common equity held by non-affiliates exceeds $700 million, measured on October 31. As of October 31, 2015, we did not meet this threshold. We cannot predict if investors will find our common stock less attractive to the extent we rely on the exemptions available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. Further, if we become a large accelerated filer prior to April 30, 2017, we may not be able to satisfy all the regulatory requirements.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we have chosen to opt out of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our current certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	a classified board of directors whose members serve staggered three-year terms;

•	not providing for cumulative voting in the election of directors;

•	authorizing our board of directors to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

•	prohibiting stockholder action by written consent; and

•	requiring advance notification of stockholder nominations and proposals.

These and other provisions in our current certificate of incorporation and bylaws, and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.

THE OFFER

1. Eligibility.

You are an “eligible option holder” if you are an employee of Bazaarvoice or a subsidiary who is a resident of the United States or the United Kingdom as of the start of this offer and you remain an employee of Bazaarvoice or a subsidiary resident in the United States or the United Kingdom through the expiration of the offer and the new option grant date. Our executive officers, non-employee service providers and the members of our board of directors are not eligible to participate in the offer. Our executive officers and directors are listed on Schedule A to this Offer to Exchange.

To receive a grant of new options, you must remain an employee of Bazaarvoice or its successor (or any subsidiary) through the new option grant date, which will be the same U.S. calendar day as the expiration date and the cancellation date. If you do not remain an employee through the new option grant date, you will keep your current options and they will vest and expire in accordance with their terms. If we do not extend the offer, the new option grant date will be August 2, 2016. Except as provided by the employment laws of the jurisdiction in which you are employed and/or any employment agreement between you and Bazaarvoice, your employment with Bazaarvoice will remain “at-will” and can be terminated by you or Bazaarvoice at any time, with or without cause or notice. In order to vest in your new options, you must remain an employee of Bazaarvoice or its successor (or any subsidiary) through each relevant vesting date. If your employment terminates before your new options vest, they will expire unvested and you will not be able to exercise your new options.

2. Number of awards; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options to purchase shares of Bazaarvoice’s common stock granted under the Plans that have an exercise price greater than $6.11 per share (the 52-week high of our share trading price preceding this offer), that are held by eligible option holders, that are outstanding and unexercised as of the expiration date of the offer, and that are properly elected for exchange and not validly withdrawn before the expiration date of the offer. In order to be eligible, options must be outstanding on the expiration date of the offer. For example, if a particular option grant expires during the offering period, that option grant is not eligible for exchange. Only employees residing in the United States or the United Kingdom are eligible to participate.

Participation in this offer is voluntary. You may decide whether to participate and, if so, which of your eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more eligible option grants without having to exchange all of them. If you elect to participate in this offer, you must exchange all of the shares subject to any particular eligible option grant that you choose to exchange. Except for options issued in and held by an employee in the United States that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), we will not accept an election to exchange only a portion of the shares subject to a single eligible option grant. If you elect to participate in this offer with respect to any partially exercised eligible option grant, you must exchange the entire remaining unexercised portion of such eligible option grant.

For example (and except as otherwise described below), if you hold (1) an eligible option grant to purchase 1,000 shares, 500 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three eligible option grants, or only two of the three eligible option grants, or only one of the three eligible option grants, or none at all. If you elect to exchange the first eligible option grant, you must exchange the entire 500-share portion that remains unexercised. You may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 500 shares under the first eligible option grant).

However, this rule will not apply to the portion of any eligible option grant held by an employee in the United States that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) issued in the United States and which is beneficially owned by a person who is not an employee of

Bazaarvoice. Any such portion of an otherwise eligible option beneficially owned by a non-employee may not be exchanged in this offer (even if legal title to that portion of the award is held by an employee who is an eligible option holder). The portion that is beneficially owned by the eligible option holder employee may be tendered in the offer in full but not in part. For instance, if the option to purchase 3,000 shares in the example above is held by an employee in the United States and is subject to a domestic relations order issued in the United States giving beneficial ownership of 1,000 unexercised shares to the employee’s former spouse and the employee has exercised 500 of the remaining 2,000 shares, then the employee may elect to participate in the offer and exchange the 1,500-share unexercised portion of the eligible option grant that the employee still beneficially owns.

Exchange Ratios

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted new options as follows:

Per Share Exercise Price of Eligible Options	New Options for Exchanged Options
$6.11-$6.99	One (1) new option for every one and five tenths (1.5) exchanged options.
$7.00-$9.99	One (1) new option for every two and five tenths (2.5) exchanged options.
$10.00-$18.99	One (1) new option for every six (6.0) exchanged options.

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one (1) share of our common stock. For purposes of applying the exchange ratios, fractional new options will be rounded to the nearest whole share (a fractional share greater than or equal to 0.5 will be rounded up to the nearest whole share and a fractional share less than 0.5 will be rounded down to the nearest whole share) on a grant-by-grant basis.

The exchange ratios apply to each of your eligible option grants separately, based on their exercise prices. This means that the various options you have received may be subject to different exchange ratios.

Example 1

If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $6.50, on the new option grant date you will receive new options to purchase 667 shares.

Example 2

If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $8.00, on the new option grant date you will receive new options to purchase 400 shares.

Example 3

If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $16.50, on the new option grant date you will receive new options to purchase 167 shares.

All new options will be subject to the terms of an option agreement between you and Bazaarvoice and the terms of the 2012 Plan. The form of option agreement that will govern the new options is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov.

Expiration Date

The expiration date for this offer will be 11:00 p.m., Central Time, on August 2, 2016, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3. Purposes of the offer.

The primary purpose of this offer is to restore the intended retention and incentive value of certain of our equity awards held by our eligible employee option holders. We believe this offer will foster retention of our valuable option holders and restore incentives that will promote long-term stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to employees of Bazaarvoice. Equity awards, including options, have been, and continue to be, a key part of our incentive compensation and retention program and are designed to motivate and reward employees’ efforts. We believe that in order to develop and market our products, we need to maintain competitive employee compensation and incentive programs. We believe that the market price of our common stock has declined for a number of reasons. These include: declines in the valuation of companies perceived by investors to be comparable to us or in our valuation metrics; the ruling of the U.S. District Court for the Northern District of California, San Francisco Division in January 2014 that our acquisition of PowerReviews, Inc. violated Section 7 of the Clayton Act, 15 U.S.C. Section 18, and our subsequent divestiture of the PowerReviews business and ongoing obligations under the related Joint Stipulation and Order with the Department of Justice; substantial sales of our common stock in the public stock market by former affiliates; and broad market and industry fluctuations and general economic, political and market conditions. As a result, a substantial majority of employees who hold outstanding options, whether or not they are currently exercisable, hold options that have exercise prices that are higher than the current market price for our common stock. These awards are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible option holders with the opportunity to receive new options that have a greater retention value because such new options are more likely to provide a positive return in the future than the underwater options.

Further, the Company is obligated to recognize compensation expense for the outstanding options even though they are underwater and are not providing their intended incentive and retention benefits. This is not an efficient use of the Company’s resources. By establishing the exchange ratios so that the aggregate fair value of the new options granted in the offer will approximately equal the aggregate fair value of the exchanged options, the Company expects to recognize only a minimal amount of incremental compensation expense in connection with the offer, including compensation expense that might result from fluctuations in our stock price after the exchange ratios were set (which occurred shortly before the exchange program began) but before the exchange actually occurs on the expiration date. Because these exchange ratios will result in the grant of fewer new options than the number of exchanged options, the offer will have the added benefit of reducing our option “overhang,” or the number of options outstanding under our Plans. As a result, the exchange program will allow the Company to realize incentive and retention benefits from the new options granted, while recognizing only a minimal amount of incremental compensation expense and reducing the total number of options outstanding.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Bazaarvoice;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the NASDAQ Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, Bazaarvoice evaluates acquisition or investment opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, Bazaarvoice makes changes in the composition and structure of its board of directors and/or management. Bazaarvoice expects that it will continue to make such changes.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.

4. Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. You may elect to participate in two ways: (i) through the offer website (our preferred method) or (ii) by submitting your election form via facsimile or e-mail.

Electing Through the Offer Website:

1. To access the offer website, go to www.equitytool.com/ispadvisors/bazaarvoice. To log into the site, enter your Bazaarvoice email address and the password that you received in the e-mail from optionexchange@bazaarvoice.com on July 5, 2016 and select the “Login” button. You will then be asked to create a permanent password. If you do not know your password, you may follow the link at the bottom of the login page or contact Bazaarvoice at optionexchange@bazaarvoice.com.

2. You will be directed to the Stock Option Exchange Offer welcome page, where you may access the various documents relating to the offer, such as this offer to exchange and the election form.

3. Click on the “My Grants” button at the top of the welcome page, where you can view your eligible options and access the option exchange analysis tool, which will enable you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible options or new options.

4. To make your election, indicate the eligible options that you would like to exchange by selecting “Exchange” or “Do Not Exchange” next to the eligible option grants.

5. Click on the “Submit” button to finalize your election.

6. After you submit your election, you will be directed to the “Election Confirmation Statement” page. Print and save a copy of the confirmation for your records.

Your election must be received by Talon (the third party we have engaged to assist with the implementation of the offer) on or before the expiration date, currently expected to be 11:00 p.m., Central Time, on August 2, 2016.

Electing via Facsimile or E-mail:

Although we encourage you to submit your election electronically via the offer website, if you are unable to do so or if you choose not to utilize the offer website acceptance process, you may submit your election by sending your acceptance by facsimile or e-mail by using the fax number or e-mail address provided below. You do not need to submit an election by facsimile or e-mail if you accept the offer via the offer website. To send your election by facsimile or e-mail, you must do the following on or before 11:00 p.m., Central Time, on the expiration date, currently expected to be August 2, 2016:

1. Properly complete and sign the attached election form.

2. Deliver the completed and signed election form via facsimile or e-mail (via attachment of a PDF or similar imaged document file) to:

Kin Gill, Chief Legal Officer, General Counsel and Secretary

Bazaarvoice, Inc.

Fax: 512-853-2182

E-mail: optionexchange@Bazaarvoice.com

General Information:

If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. Please note that if you elect to exchange an eligible option grant in this offer, you must elect to exchange all unexercised shares subject to such eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of your eligible option grants without having to exchange all of your eligible option grants. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, please refer to the grant information available on the offer website at: www.equitytool.com/ispadvisors/bazaarvoice, which lists your eligible option grants, the grant date of your eligible options, the number of your eligible options that are vested and unvested, the exercise price of your eligible options and the number of unexercised shares subject to your eligible options.

The offer website also contains a tool prepared by Talon, called the “option exchange analysis tool,” which allows eligible option holders to enter hypothetical information regarding our future stock price and see the stock price’s effect on the potential future values of your eligible options or new options. Note that this tool will not calculate the actual value of eligible options or new options, as the tool depends on your estimate of the future value of our common stock and does not take into account all relevant factors that may affect the actual value of your eligible options or new options, such as taxes, vesting, termination of your employment or the actual time of option exercise. Further, the future value of our common stock is unknown, indeterminable and cannot be predicted with certainty. The option exchange analysis tool is being provided to you solely for your convenience, by providing limited mathematical simulations of the potential value that could be received from exchanging your eligible options for new options. The option exchange analysis tool does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The option exchange analysis tool is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer.

Your election to participate becomes irrevocable after 11:00 p.m., Central Time, on August 2, 2016 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 11:00 p.m.,

Central Time, on August 30, 2016, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date.

You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to add additional eligible option grants to your election, you must complete and submit a new election before the expiration date by following the procedures described above, and you must list all of the eligible option grants you wish to exchange. If you are submitting your election via the offer website (our preferred method), the new election must be properly completed and submitted after your prior election and after any withdrawal you have submitted. If you are submitting your new election by facsimile or e-mail, the new election must be properly completed, signed and dated after your prior election and after any withdrawal you have submitted and must list all eligible option grants you wish to exchange. Any prior elections will be disregarded. If, instead, you wish to withdraw some or all of the eligible options you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.

The delivery of all documents, including elections and withdrawals, is at your risk. We intend to confirm the receipt of your election and/or any withdrawal by e-mail within two (2) U.S. business days if your election or withdrawal was received by us via facsimile or e-mail. Please note that if you submit an election or withdrawal form via facsimile or e-mail within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent us from providing a confirmation by e-mail prior to the expiration of the offer. Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation Statement” page after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that Talon and/or Bazaarvoice received your election and/or any withdrawal. Only responses that are properly completed and actually received by Talon and/or Bazaarvoice by the deadline will be accepted. Responses submitted by any other means, including hand delivery, inter-office mail or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Awards accepted for exchange will be cancelled on the cancellation date, which we presently expect will be August 2, 2016.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction, which will be the courts of Travis County, Texas or the federal courts for the United States for the Western District of Texas. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. The offer will be governed by the laws of the State of Texas. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Bazaarvoice and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected to exchange at any time before the expiration of the offer, which is expected to occur at 11:00 p.m., Central Time, on August 2, 2016. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 11:00 p.m., Central Time, on August 30, 2016, you may withdraw your options at any time thereafter.

To withdraw some or all of the options that you previously elected to exchange, you must deliver a valid withdrawal for some or all of the eligible option grants you wish to withdraw from the offer while you still have the right to withdraw the options. You may withdraw your eligible options in two ways: (i) through the offer website (our preferred method), or (ii) by submitting your withdrawal form via facsimile or e-mail. Any withdrawals must be made on or before 11:00 p.m., Central Time, on the expiration date, currently expected to be August 2, 2016.

1. Go to go to www.equitytool.com/ispadvisors/bazaarvoice and enter your Bazaarvoice email address and the permanent password you created when you made your initial election. If you do not know your password, you may follow the link at the bottom of the login page or contact Bazaarvoice at optionexchange@bazaarvoice.com.

2. You will be directed to the Stock Option Exchange Offer welcome page, where you may access the various documents relating to the offer.

3. Click on the “My Grants” button at the top of the welcome page, which will reflect your initial election.

4. To withdraw or change your election, indicate the eligible options that you would like to exchange by selecting “Exchange” or “Do Not Exchange” next to the eligible option grants.

5. Click on the “Submit” button to finalize your revised election.

6. After you submit your withdrawal or revised election, you will be directed to the “Election Confirmation Statement” page. Print and save a copy of the confirmation for your records.

Withdrawal via Facsimile or E-mail:

Although we encourage you to submit your election electronically via the offer website, if you are unable to do so or if you choose not to utilize the offer website, you may submit your withdrawal by sending your withdrawal form by facsimile or e-mail by using the fax number or e-mail address provided below. You do not need to submit your withdrawal by facsimile or e-mail if you already have done so via the offer website. To send your withdrawal by facsimile or e-mail, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and attached withdrawal form via facsimile or e-mail (via attachment of a PDF or similar imaged document file) to:

Kin Gill, Chief Legal Officer, General Counsel and Secretary

Bazaarvoice, Inc.

Fax: 512-853-2182

E-mail: optionexchange@Bazaarvoice.com

General Information:

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date. Any eligible option grants that you do not withdraw will be bound by your prior election form.

If you withdraw some or all of your eligible options, you may elect to exchange the withdrawn options again at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new election to Bazaarvoice before the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all eligible option grants you wish to exchange, if delivered via facsimile or e-mail. Elections via the offer website must be submitted after the date of your prior withdrawal. Any prior election will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

The delivery of all documents, including any withdrawals and any new elections, is at your risk. We intend to confirm the receipt of your withdrawal and/or any election by e-mail within two (2) U.S. business days if your election or withdrawal was received by Bazaarvoice via facsimile or e-mail. Please note that if you submit an election or withdrawal form via facsimile or e-mail within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent us from providing a confirmation by e-mail prior to the expiration of the offer. Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation Statement” page after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that Talon and/or Bazaarvoice received your election and/or any withdrawal. Only responses that are properly completed and actually received by Talon and/or Bazaarvoice by the deadline will be accepted. Responses submitted by any other means, including hand delivery, inter-office mail or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6. Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your eligible options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be August 2, 2016.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the eligible option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

We will grant the new options on the new option grant date, which is the same U.S. calendar day as the cancellation date. We expect the new option grant date to be August 2, 2016. All new options will be granted under the 2012 Plan and will be subject to an option agreement between you and Bazaarvoice. The number of shares subject to the new options will be determined based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. As soon as reasonably practical after the expiration date, we will send you your new option agreement electronically. You may exercise the new options when and if your new options vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7. Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 15% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the offer,

•	the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•	A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•	any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible awards;

•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•	Any rules or regulations by any governmental authority, NASDAQ, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Bazaarvoice.

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law.

However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties (see Section 4 of this Offer to Exchange).

8. Price range of shares underlying the options.

The Bazaarvoice common stock that underlies your awards is traded on the NASDAQ Global Select Market under the symbol “BV.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by the NASDAQ Global Select Market.

	High	Low
Fiscal Year Ending April 30, 2017
1st Quarter (through June 30, 2016)	$4.19	$3.30

Fiscal Year Ended April 30, 2016
4th Quarter	$3.74	$2.82
3rd Quarter	$4.90	$3.25
2nd Quarter	$5.65	$4.10
1st Quarter	$6.56	$5.21

Fiscal Year Ended April 30, 2015
4th Quarter	$8.21	$5.85
3rd Quarter	$8.49	$6.66
2nd Quarter	$8.75	$7.12
1st Quarter	$9.39	$5.34

On June 30, 2016, the last reported sale price of our common stock, as reported by the NASDAQ Global Select Market, was $4.01 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. New options are awards issued under our 2012 Plan pursuant to which you may purchase shares of our common stock at the specified exercise price, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange.

If we receive and accept tenders from eligible option holders of all eligible options (a total of options to purchase 877,621 shares of our common stock) subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 340,635 shares of our common stock, or approximately 0.4% of the total shares of our common stock outstanding as of June 24, 2016.

General terms of new options.

All new options will be nonstatutory stock options granted under 2012 Plan and subject to the terms of the 2012 Plan and the option agreement. The form of option agreement under the 2012 Plan is incorporated by reference to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2012 Plan and the form of option agreement are available on the SEC website at www.sec.gov or our internal website.

Your new options will have a term of seven (7) years from the new option grant date (subject to earlier termination in connection with a termination of your employment or as provided under the 2012 Plan). All new options will be nonstatutory stock options regardless of whether the exchanged options were incentive stock options or nonstatutory stock options. The exercise price of all new options will be equal to the closing sales price of our common stock as quoted by the NASDAQ Global Select Market on the new option grant date.

The following description summarizes the material terms of the 2012 Plan. Our statements in this Offer to Exchange concerning the 2012 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2012 Plan and the form of option agreement under the 2012 Plan, which are available on the SEC website at www.sec.gov or our internal website. The form of option agreement under the 2012 Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. Please contact Kin Gill, Chief Legal Officer, General Counsel and Secretary at optionexchange@bazaarvoice.com to receive a copy of the 2012 Plan, and the form of option agreement. We will promptly furnish to you copies of these documents upon request at our expense.

2012 Equity Incentive Plan.

The 2012 Plan authorizes the grant of options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants of Bazaarvoice and its subsidiaries. The 2012 Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the “Administrator.” Subject to the other provisions of the 2012 Plan, the Administrator has the power to determine the terms, conditions and restrictions of the options granted, including the number of shares subject to the options and the vesting criteria.

Exercise Price.

The exercise price of an option granted under the 2012 Plan generally is determined by the Administrator; provided that the exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant except in certain situations described in the 2012 Plan.

Vesting and exercisability.

The vesting applicable to options granted under the 2012 Plan generally is determined by the Administrator in accordance with the terms of the 2012 Plan. The new options granted under this offer will be subject to a new vesting schedule. Vesting generally will be subject to the new option holder continuing to be an employee of Bazaarvoice or its successor (or any subsidiary) through each relevant vesting date.

Regardless of the vesting schedule of your exchanged options and whether they are currently vested or unvested, the vesting schedule of the new options will be as follows:

•	1/2 of the shares subject to the new options will vest on the first anniversary of the new option grant date.

•	1/2 of the shares subject to the new options will vest on the second anniversary of the new option grant date.

We expect the new option grant date will be August 2, 2016. Vesting of the shares subject to your new options is subject to the following conditions:

•	Vesting on any given vesting date is subject to your continued employment with Bazaarvoice or its successor (or any subsidiary) through that vesting date. If your employment terminates before your new options vest, your new options will expire unvested.

•	We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares subject to the new options will vest on each vesting date); this will be done by vesting any fractional shares (and rounding up to the nearest whole number of new options) on the first vesting date and rounding down to the nearest whole number of new options that will vest on any subsequent vesting date, subject to your continued employment or other service with us or our successor entity (or any of our subsidiaries) through each such date.

Example:

Assume that an eligible option holder elects to exchange an eligible option grant covering 1,000 shares with an exercise price of $6.50 per share. Assume that on August 2, 2016 (the expected expiration date of the offer), the eligible option holder surrenders the eligible option grant and, in accordance with the exchange ratios listed in Section 2 above, receives 667 new options. Subject to the eligible option holder continuing to be an employee or provide other service to Bazaarvoice or its successor entity (or any of their subsidiaries) through each such relevant date, the vesting schedule of the new options will be as follows:

Vesting Schedule

0 shares will be vested as of August 2, 2016.

334 shares (or approximately 1/2 of the new options) will be scheduled to vest on the first anniversary of the new option grant date.

333 shares (or approximately 1/2 of the new options) will be scheduled to vest on the first anniversary of the new option grant date.

Adjustments upon certain events.

Events Occurring Before the New Option Grant Date. Although we are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable Plan and option agreement under which they were granted. Further, if Bazaarvoice is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no new options in exchange for them. If Bazaarvoice is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the purchase price and number of shares that will be subject to the new options. Under such circumstances, the type of security and the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options to purchase more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the new option grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events Occurring After the New Option Grant Date. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or other securities of the Company or other similar transaction affecting the shares of our common stock occurs, the Administrator, in order to prevent diminution or enlargement of the benefits (or the potential benefits) under the 2012 Plan, will adjust the number and class of shares that may be delivered under the 2012 Plan, and/or the number, class and price of shares subject to outstanding awards under the 2012 Plan and the numerical shares limits in the 2012 Plan.

In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify the option holder as soon as practicable prior to the effective date of the proposed transaction. To the extent not previously exercised, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation.

In the event of a merger of Bazaarvoice with or into another corporation or other entity or a change in control (as defined in the 2012 Plan) of Bazaarvoice, awards granted under the 2012 Plan will be treated as the Administrator determines, including, without limitation, that each option be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not assume or substitute for outstanding options, then the option holder will fully vest in and have the right to exercise all of his or her outstanding options, and the Administrator will notify the holder of the option that the option will be fully vested and exercisable for a period of time determined by the Administrator, and will terminate upon expiration of such period.

Transferability of new options.

Unless otherwise determined by the Administrator, options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws and descent or distribution and may be exercised, during the lifetime of the option holder, only by the option holder.

Registration and sale of shares underlying new options.

All of Bazaarvoice’s shares of common stock issuable upon the exercise of new options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Bazaarvoice for purposes of the Securities Act, you generally will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws other than the prohibition of any sale while you are in possession of material information regarding Bazaarvoice and its securities that has not been disclosed to the public and the related restrictions imposed by our trading compliance policy.

United States federal income tax consequences.

If you are a United States taxpayer, you should refer to Section 14 of this Offer to Exchange for a discussion of the United States federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. If you reside in the United Kingdom (the only country outside of the United States where employees are eligible to participate), see Schedule C of this Offer to Exchange for the tax, social insurance and other legal consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10. Information concerning Bazaarvoice.

Our principal executive offices are located at 10901 Stonelake Blvd, Austin, Texas 78759 and our telephone number is +1 (512) 551-6000. Questions regarding this offer should be directed to:

Kin Gill, Chief Legal Officer, General Counsel and Secretary

Bazaarvoice, Inc.

Phone: (512) 551-6094

E-mail: optionexchange@bazaarvoice.com

Bazaarvoice was founded on the premise that the collective voice of the consumer is the most powerful marketing tool in the world. The Company’s solutions and services allow its retailer and brand clients to understand that consumer voice and the role it plays in influencing purchasing decisions, both online and offline. Bazaarvoice’s solutions collect, curate, and display consumer-generated content including ratings and reviews, questions and answers, customer stories, and social posts, photos, and videos. This content is syndicated and distributed across its clients’ marketing channels, including category/product pages, search terms, brand sites, mobile applications, in-store displays and paid and earned advertising. This consumer-generated content enables the Company’s clients to generate more revenue, market share and brand affinity. Bazaarvoice’s solutions are designed to empower our clients to leverage insights derived from consumer-generated content to improve marketing effectiveness, increase success of new product launches, improve existing products and services, effectively scale customer support, decrease product returns, reach consumers when actively shopping via highly targeted audience advertising, and enable retailers to launch and manage on-site advertising solutions and site monetization strategies. Bazaarvoice was incorporated in Delaware in May 2005.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended April 30, 2016 is incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $2.25 on April 30, 2016 (calculated using the aggregate book value of Bazaarvoice as of April 30, 2016, divided by the number of outstanding shares of our common stock as of April 30, 2016).

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal year ended April 30, 2015	Fiscal year ended April 30, 2016
Earnings:
Net loss before income taxes	$(33,110)	$(25,301)
Fixed charges	2,819	3,843
Earnings as defined	$(30,291)	$(21,458)
Fixed charges:
Interest expense	1,353	1,945
Amortization of debt issue costs	98	235
Estimated interest within rental expense	1,368	1,663
Total fixed charges	2,819	3,843
Ratio of earnings to fixed charges	—	—
Deficiency of earnings to cover fixed charges	$(33,110)	$(25,301)

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issue costs and the estimated portion of rental expense deemed by Bazaarvoice to be representative of the interest factor of rental payments under operating leases.

11. Interests of executive officers and directors; transactions and arrangements concerning the options.

A list of our executive officers and current directors as of July 5, 2016 is attached to this Offer to Exchange as Schedule A. Our executive officers and the members of our board of directors may not participate in this offer. As of June 24, 2016, our executive officers and directors (thirteen (13) persons) as a group held options under the Plans exercisable as of or within 60 days of June 24, 2016 to purchase a total of 1,657,511 of our shares, which represented approximately 27.1% of the shares subject to all options outstanding under the Plans as of that date.

The following table sets forth the beneficial ownership of each of our current executive officers and directors of options under our Plans outstanding as of June 24, 2016. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under the Plans, which was 6,117,830 as of June 24, 2016.

Name	Position	Number of Options Beneficially Owned	Percentage of Total Outstanding Options
Gene Austin	Chief Executive Officer, President and Director	731,712	12.0%
James R. Offerdahl	Chief Financial Officer	359,870	5.9%
Elizabeth Ritzcovan	Chief Revenue Officer	0	0%
Gary Allison	Executive Vice President, Engineering	178,050	2.9%
Ryan Robinson	Chief People Officer	119,991	2.0%
Sara Spivey	Chief Marketing Officer	50,000	0.8%
Kin Gill	Chief Legal Officer, General Counsel, and Secretary	49,784	0.8%
Steven Berkowitz	Director	0	0%
Sydney L. Carey	Director	0	0%
Jeffrey S. Hawn	Director	0	0%
Jared Kopf	Director	0	0%
Mary T. McDowell	Director	0	0%
Thomas J. Meredith	Chairman of the Board	112,477	1.8%

Our executive officers and the members of our board of directors are not eligible to participate in this offer.

To the best of our knowledge, no directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under the Plans or in transactions involving our common stock during the past sixty (60) days before and including June 30, 2016.

12. Status of options acquired by us in the offer; accounting consequences of the offer.

Shares subject to stock options issued under the 2012 Plan that we acquire through the offer (in excess of those subject to the replacement awards) will not be available for new equity awards under the 2012 Plan. All shares subject to stock options issued under the 2005 Plan that we acquire through the offer will not be available for new equity awards.

We account for share-based payments in accordance with Accounting Standards Codification (“ASC”) 718 (“ASC 718”). Under ASC 718, to the extent the fair value of the new options granted pursuant to the offer exceeds the fair value of the exchanged options, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the exchanged options, will be recognized by us as an expense for compensation. This expense will be recognized ratably over the vesting period of the new options in accordance with the requirements of ASC 718. In the event that any of the new options are forfeited prior to their vesting due to termination of an employee’s employment or service, any incremental compensation expense of the forfeited new options will not be recognized.

Since the offer is structured to grant new options that have an aggregate fair value approximately equal to the aggregate fair value of the exchanged options they replace, the Company expects to recognize only a minimal amount of incremental compensation expense, including compensation expense that might result from fluctuations in our stock price after the exchange ratios were set (which occurred shortly before the exchange program began) but before the exchange actually occurs on the expiration date. As a result, the exchange program will allow the Company to realize incentive and retention benefits from the new options granted, while recognizing only a minimal amount of incremental compensation expense.

13. Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and grant of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ Global Select Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to grant new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14. Material U.S. federal income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new options pursuant to the offer for eligible option holders subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of award holders. If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, or if you relocate to another country after the new options are granted to you, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Exchange of eligible options for new options.

We believe that the exchange will be treated as a non-taxable exchange for U.S. federal income tax purposes. Accordingly, eligible option holders who exchange outstanding options for new options generally should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

For U.S. tax purposes, the new options will be nonstatutory stock options regardless of whether the exchanged options are incentive stock options or nonstatutory stock options. So that you are able to compare the tax consequences of nonstatutory stock options to incentive stock options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Nonstatutory stock options.

Under current law, an option holder generally will not realize taxable income either upon being granted a nonstatutory stock option or upon the option’s vesting. However, upon exercising a vested nonstatutory stock option, the option holder generally will have ordinary income to the extent the fair market value of the shares acquired on the date of exercise is greater than the exercise price paid. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be taxable as ordinary income.

The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than twelve (12) months. The holding period for the vested shares acquired generally begins just after the time the option holder recognizes income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Incentive stock options.

Under current U.S. tax law, an option holder will not realize taxable income either upon being granted an incentive stock option or upon the option’s vesting. In addition, an option holder generally will not realize taxable ordinary income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two (2) years after the date the incentive stock option was granted; and

•	more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the shares is qualifying, any excess of the sale price of the shares over the exercise price of the option will be treated as long-term capital gain, taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

Effect of offer on eligible incentive stock options.

This offer is currently expected to remain open for twenty-nine (29) days. Provided that the offer does not remain open for more than 29 days, the offer will have no impact on the treatment for U.S. income tax purposes of any eligible incentive stock options an eligible option holder does not elect for exchange. However, if we extend this offer such that it is open for thirty (30) days or more, eligible incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. In the case, the commencement date of the offer (July 5, 2016) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options not elected for exchange. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the date this offer commenced (July 5, 2016) (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares acquired upon exercise of the option over the exercise price of the option will be treated as long-term capital gain.

We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of, or subject to taxes in, more than one country, you should be aware that there might be tax and social insurance consequences for more than one country applicable to you. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the offer, you may be subject to tax in both countries. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

If you are subject to taxation in United Kingdom (the only country outside of the United States where employees are eligible to participate), please refer to Schedule C of this Offer to Exchange for a description of the tax and social insurance consequences of participating in this offer. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

15. Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 8:00 a.m., Central Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to eligible option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option grant that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option grant would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17. Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your awards:

1.	Our annual report on Form 10-K for our fiscal year ended April 30, 2016, filed with the SEC on June 16, 2016;

2.	Our definitive proxy statement on Schedule 14A for our 2016 annual meeting of stockholders, filed with the SEC on August 27, 2015; and

3.	The description of our common stock contained in our registration statement on Form 8-A dated February 21, 2012 and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov or by visiting our investor relations website at http://investors.bazaarvoice.com.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Bazaarvoice, Inc., 10901 Stonelake Blvd, Austin, Texas 78759, Attention: Kin Gill, Chief Legal Officer, General Counsel, and Secretary.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18. Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K, for the fiscal year ended April 30, 2016 are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended April 30, 2016. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Bazaarvoice, Inc.

July 5, 2016

SCHEDULE A

INFORMATION CONCERNING THE NAMED EXECUTIVE OFFICERS

AND DIRECTORS OF BAZAARVOICE, INC.

The directors and executive officers of Bazaarvoice, Inc. as of July 5, 2016, are set forth in the following table:

Name	Position and Offices Held
Gene Austin	Chief Executive Officer, President and Director
James R. Offerdahl	Chief Financial Officer
Elizabeth Ritzcovan	Chief Revenue Officer
Gary Allison	Executive Vice President, Engineering
Ryan Robinson	Chief People Officer
Sara Spivey	Chief Marketing Officer
Kin Gill	Chief Legal Officer, General Counsel, and Secretary
Steven Berkowitz	Director
Sydney L. Carey	Director
Jeffrey S. Hawn	Director
Jared Kopf	Director
Mary T. McDowell	Director
Thomas J. Meredith	Chairman of the Board

The address of each executive officer and director is:

Bazaarvoice, Inc.

10901 Stonelake Blvd

Austin, Texas 78759

Our executive officers and the members of our board of directors are not eligible to participate in this offer.

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SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF BAZAARVOICE, INC.

The following selected consolidated financial information should be read in conjunction with our audited consolidated financial statements and the related notes thereto for the year ended April 30, 2016 incorporated by reference in this document from our annual report on Form 10-K for the year ended April 30, 2016. The consolidated statement of operations information for the fiscal years ended April 30, 2015 and April 30, 2016, and the consolidated balance sheet information as of April 30, 2015 and April 30, 2016 are derived from our audited consolidated financial statements incorporated by reference in this document.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

	Year Ended April 30,
	2016	2015
Revenue	$199,766	$191,181
Cost of revenue	76,867	69,906
Gross profit	122,899	121,275
Total operating expenses	145,910	151,858
Operating loss	(23,011)	(30,583)
Total other expense, net	(2,290)	(2,527)
Loss from continuing operations before income taxes	(25,301)	(33,110)
Income tax expense	38	54
Net loss from continuing operations	(25,339)	(33,164)
Loss from discontinued operations, net of tax	—	(1,257)
Net loss applicable to common stockholders	(25,339)	(34,421)
Net loss per share applicable to common stockholders:
Continuing operations	(0.31)	(0.42)
Discontinued operations	—	(0.02)
Basic and diluted loss per share:	(0.31)	(0.44)
Basic and diluted weighted average number of shares outstanding	80,859	78,645

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	Year Ended April 30,
	2016	2015
Total current assets	$142,657	$169,280
Total assets	328,282	342,961
Total current liabilities	92,012	91,336
Total liabilities	143,748	151,578
Total stockholders’ equity	184,534	191,383
Total liabilities and stockholders’ equity	328,282	342,961

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SCHEDULE C

GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

Material United Kingdom tax consequences.

The following is a summary of the material United Kingdom tax consequences of the exchange of options for new options pursuant to the offer for eligible option holders subject to UK taxation. This discussion is based on the relevant tax and social insurance rules, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of award holders. If you are a citizen or a resident of United Kingdom, but also are subject to the tax laws of another country, or if you relocate to another country after the new options are granted to you, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Exchange of eligible options for new options.

We believe that the exchange will be treated as a non-taxable exchange for United Kingdom tax purposes. Accordingly, eligible option holders who exchange outstanding options for new options generally should not be required to recognize income for UK tax purposes at the time of the exchange.

For UK tax purposes, the new options will be non-qualified stock options. The following summary outlines the tax consequences generally applicable to non-qualified options under UK tax law.

Non-qualified stock options.

Under current law, an option holder generally will not realize taxable income either upon being granted a non-qualified stock option or upon the option’s vesting. However, upon exercising a vested non-qualified stock option, the option holder generally will recognize taxable income on the “spread,” which is the difference between the fair market value of the shares at exercise and the exercise price. The option holder generally also will be liable to pay employees’ National Insurance Contributions in relation to the spread upon exercise of the option.

When the option holder sells the shares acquired upon exercise the options, the option holder generally is subject to capital gains tax on any gain, which is the excess of the sale price over the unrestricted market value of the shares at the time of exercise of the options. The chargeable gain will be reduced by any available annual personal exemption set for the year of sale by the government of the United Kingdom.

The option holder’s UK employer is required to withhold any income tax and National Insurance Contributions on the spread upon exercise of the options. The UK employer will also report the details of option grant and exercise on its annual UK HM Revenue & Customs tax return.

In addition to the UK employer’s reporting obligations, the option holder must report details of any liabilities arising from the exercise of the options and from the sale or disposal of shares together with details of dividend income to the HM Revenue & Customs on the option holder’s personal UK HM Revenue & Customs tax return.

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